Exhibit 99.1

HEALTH NET, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Health Net, Inc.

Woodland Hills, California

We have audited the accompanying consolidated balance sheets of Health Net, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the consolidated financial statement schedule listed in the index at page F-1. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2015 expressed an unqualified opinion on the Company’s internal control over financial reporting not included herein.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
February 27, 2015

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	Year Ended December 31,
	2014	2013	2012
Revenues
Health plan services premiums	$13,361,170	$10,377,073	$10,459,098
Government contracts	603,975	572,266	689,121
Net investment income	45,166	69,613	82,434
Administrative services fees and other income	(1,725)	34,791	17,968

Divested operations and services revenue	—	—	40,471

Total revenues	14,008,586	11,053,743	11,289,092

Expenses
Health plan services (excluding depreciation and amortization)	11,307,751	8,886,547	9,316,313
Government contracts	536,643	502,918	605,074
General and administrative	1,552,364	1,083,694	939,940
Selling	262,338	239,428	245,925
Depreciation and amortization	29,786	38,589	31,146
Interest	31,376	32,614	33,220
Divested operations and services expenses	—	—	85,824
Asset impairment	88,536	—	—

Total expenses	13,808,794	10,783,790	11,257,442

Income from continuing operations before income taxes	199,792	269,953	31,650
Income tax provision	54,163	99,827	5,969

Income from continuing operations	145,629	170,126	25,681

Discontinued operations:
(Loss) income from discontinued operation, net of tax	—	—	(18,452)
Gain on sale of discontinued operation, net of tax	—	—	114,834

Income from discontinued operation, net of tax	—	—	96,382

Net income	$145,629	$170,126	$122,063

Net income per share—basic:
Income from continuing operations	$1.83	$2.14	$0.31
Income from discontinued operation, net of tax	$—	$—	$1.18

Net income per share—basic	$1.83	$2.14	$1.49

Net income per share—diluted:
Income from continuing operations	$1.80	$2.12	$0.31
Income from discontinued operation, net of tax	$—	$—	$1.16

Net income per share—diluted	$1.80	$2.12	$1.47

Weighted average shares outstanding:
Basic	79,602	79,455	82,158
Diluted	80,777	80,404	83,112

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands)

	Year Ended December 31,
	2014	2013	2012
Net income	$145,629	$170,126	$122,063

Other comprehensive income before tax:

Unrealized gains (losses) on investments available-for-sale:
Unrealized holding gains (losses) arising during the period	59,073	(78,217)	65,462

Less: Reclassification adjustments for gains included in earnings	(2,710)	(23,975)	(36,680)

Unrealized gains (losses) on investments available-for-sale, net	56,363	(102,192)	28,782

Defined benefit pension plans:

Prior service cost arising during the period	—	607	—

Net (loss) gain arising during the period	(11,893)	7,294	(646)

Less: Amortization of prior service cost and net loss included in net periodic pension cost	600	2,572	4,152

Defined benefit pension plans, net	(11,293)	10,473	3,506

Other comprehensive income (loss), before tax	45,070	(91,719)	32,288

Income tax expense (benefit) related to components of other comprehensive income	15,464	(31,868)	21,936

Other comprehensive income (loss), net of tax	29,606	(59,851)	10,352

Comprehensive income	$175,235	$110,275	$132,415

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$869,133	$433,155
Investments-available-for-sale (amortized cost: 2014-$1,777,404, 2013-$1,602,456)	1,791,060	1,567,020
Premiums receivable, net of allowance for doubtful accounts (2014-$1,671, 2013-$643)	951,935	430,012
Amounts receivable under government contracts	150,546	194,041
Other receivables	424,910	68,919
Deferred taxes	57,911	94,060
Assets held for sale	50,000	—
Other assets	220,122	132,683

Total current assets	4,515,617	2,919,890
Property and equipment, net	84,328	201,395
Goodwill	558,886	565,886
Other intangible assets, net	11,822	13,842
Deferred taxes	33,081	5,793
Investments-available-for-sale-noncurrent (amortized cost: 2014-$5,474, 2013-$67,943)	4,570	59,768
Other noncurrent assets	187,630	162,551

Total Assets	$5,395,934	$3,929,125

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Reserves for claims and other settlements	$1,896,035	$984,075
Health care and other costs payable under government contracts	71,988	72,098
Unearned premiums	96,106	123,969
Accounts payable and other liabilities	880,374	397,036

Total current liabilities	2,944,503	1,577,178
Senior notes payable	399,504	399,300
Borrowings under revolving credit facility	100,000	100,000
Deferred taxes	—	10,409
Other noncurrent liabilities	242,705	213,427

Total Liabilities	3,686,712	2,300,314

Commitments and contingencies
Stockholders’ Equity:
Preferred stock ($0.001 par value, 10,000 shares authorized, none issued and outstanding)	—	—
Common stock ($0.001 par value, 350,000 shares authorized; issued 2014-152,451 shares; 2013-150,224 shares)	153	150
Additional paid-in capital	1,444,705	1,377,624
Treasury common stock, at cost (2014-74,378 shares of common stock; 2013-70,704 shares of common stock)	(2,341,652)	(2,179,744)
Retained earnings	2,609,277	2,463,648
Accumulated other comprehensive (loss) income	(3,261)	(32,867)

Total Stockholders’ Equity	1,709,222	1,628,811

Total Liabilities and Stockholders’ Equity	$5,395,934	$3,929,125

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands)

	Common Stock		Additional Paid-In Capital	Common Stock Held in Treasury		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount		Shares	Amount
Balance as of January 1, 2012	146,804	$147	$1,278,037	(64,847)	$(2,023,129)	$2,171,459	$16,632	$1,443,146
Net income						122,063		122,063
Other comprehensive income							10,352	10,352
Exercise of stock options and vesting of restricted stock units	1,923	2	16,940					16,942
Share-based compensation expense			28,893					28,893
Tax benefit related to equity compensation plans			5,130					5,130
Repurchases of common stock				(2,579)	(69,496)			(69,496)

Balance as of January 1, 2013	148,727	$149	$1,329,000	(67,426)	$(2,092,625)	$2,293,522	$26,984	$1,557,030
Net income						170,126		170,126
Other comprehensive loss							(59,851)	(59,851)
Exercise of stock options and vesting of restricted stock units	1,497	1	20,070					20,071
Share-based compensation expense			29,930					29,930
Tax detriment related to equity compensation plans			(1,376)					(1,376)
Repurchases of common stock				(3,278)	(87,119)			(87,119)

Balance as of January 1, 2014	150,224	$150	$1,377,624	(70,704)	$(2,179,744)	$2,463,648	$(32,867)	$1,628,811
Net income						145,629		145,629
Other comprehensive income							29,606	29,606
Exercise of stock options and vesting of restricted stock units	2,227	3	37,651					37,654
Share-based compensation expense			28,334					28,334
Tax benefit related to equity compensation plans			1,096					1,096
Repurchases of common stock				(3,674)	(161,908)			(161,908)

Balance as of December 31, 2014	152,451	$153	$1,444,705	(74,378)	$(2,341,652)	$2,609,277	$(3,261)	$1,709,222

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$145,629	$170,126	$122,063
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	29,786	38,589	31,146
Asset impairment charges	88,536	—	—
Gain on sale of discontinued operation	—	—	(114,834)
Share-based compensation expense	28,334	29,930	28,893
Deferred income taxes	(16,564)	8,645	8,924
Excess tax benefit on share-based compensation	(2,230)	(620)	(6,089)
Net realized gain on investments	(2,710)	(24,061)	(36,680)
Other changes	29,838	31,539	15,158
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Premiums receivable and unearned premiums	(549,786)	(83,822)	(212,998)
Other current assets, receivables and noncurrent assets	(444,288)	1,425	(28,374)
Amounts receivable/payable under government contracts	39,754	20,896	(8,989)
Reserves for claims and other settlements	911,960	(53,898)	164,306
Accounts payable and other liabilities	517,742	(42,910)	70,014

Net cash provided by operating activities	776,001	95,839	32,540

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	441,430	696,534	1,350,003
Maturities of investments	98,901	93,225	135,394
Purchases of investments	(665,200)	(722,223)	(1,678,582)
Sales of property and equipment	—	—	24
Purchases of property and equipment	(62,010)	(59,525)	(73,101)
Net cash received from sale of business	—	—	248,238
Sales (purchases) of restricted investments and other	2,027	(7,432)	5,466

Net cash (used in) provided by investing activities	(184,852)	579	(12,558)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	27,727	10,762	16,941
Excess tax benefit on share-based compensation	2,230	620	6,089
Repurchases of common stock	(152,549)	(77,810)	(69,496)
Borrowings under financing arrangements	—	345,000	110,000
Repayment of borrowings under financing arrangements	—	(345,000)	(122,500)
Net (decrease) increase in checks outstanding, net of deposits	—	(23,842)	23,842
Customer funds administered	(32,579)	86,897	124,999

Net cash (used in) provided by financing activities	(155,171)	(3,373)	89,875

Net increase (decrease) in cash and cash equivalents	435,978	93,045	109,857
Cash and cash equivalents, beginning of year	433,155	340,110	230,253

Cash and cash equivalents, end of year	$869,133	$433,155	$340,110

SUPPLEMENTAL CASH FLOWS DISCLOSURE:
Interest paid	$29,670	$30,789	$31,134
Income taxes paid	83,499	80,119	5,001
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Accretion of deferred revenues into earnings	—	—	12,000

See accompanying notes to consolidated financial statements.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Description of Business

Health Net, Inc. (referred to herein as “Health Net,” “the Company,” “we,” “us,” “our” or “HNT”) is a publicly traded managed care organization that delivers managed health care services. Together with our subsidiaries, we provide health benefits through our health maintenance organizations (“HMOs”), insured preferred provider organizations (“PPOs”), exclusive provider organization (“EPO”), point of service (“POS”) plans and indemnity products, among others, to approximately 6.0 million individuals across the country through group, individual, Medicare, Medicaid (“Medi-Cal” in California), the United States Department of Defense (“Department of Defense” or “DoD”), including TRICARE, and Veterans Affairs programs. Our subsidiaries also offer managed health care products related to behavioral health and prescription drugs. Starting in 2014, we participate in the California Coordinated Care Initiative (“CCI”) and provide health care services to individuals that are fully eligible for Medicare and Medi-Cal benefits (“dual eligibles”).

Our reportable segments are comprised of Western Region Operations and Government Contracts, each of which is described below. On November 2, 2014, we signed a definitive master services agreement with Cognizant Healthcare Services, LLC, a wholly owned subsidiary of Cognizant Technology Solutions Corporation (“Cognizant”) to provide certain services to us. In connection with this agreement, we have also entered into an asset purchase agreement pursuant to which we have agreed to sell certain software assets and related intellectual property we own to Cognizant. The transaction, including the related asset sale (the “Cognizant Transaction”), is subject to receipt of required regulatory approvals. See Note 2 and Note 3 for more information on the Cognizant Transaction.

In connection with this Cognizant Transaction, we reviewed our reportable segments and determined that there were no changes to our reportable segments. Effective January 1, 2013, we closed out our Divested Operations and Services segment, which is described below. As a result of entering into a definitive agreement in January 2012 to sell our Medicare stand-alone Prescription Drug Plan (“Medicare PDP”) business, we reviewed our reportable segments in the first quarter of 2012. Following this review, all services provided in connection with divested businesses, including those relating to the sale of our Medicare PDP business and the Northeast Sale (as defined below), were reported as part of our Divested Operations and Services reportable segment beginning in the first quarter of 2012. See Note 14 for a discussion of our reportable segments.

Our health plan services are provided under our Western Region Operations reportable segment, which includes the operations primarily conducted in California, Arizona, Oregon and Washington for our commercial, Medicare and Medicaid health plans, our health and life insurance companies, our pharmaceutical services subsidiary and certain operations of our behavioral health subsidiaries.

Our Government Contracts reportable segment includes our government-sponsored managed care federal contract with the DoD under the TRICARE program in the North Region and other health care, mental health and behavioral health government contracts. On April 1, 2011, we began delivering administrative services under the new T-3 contract for the TRICARE North Region (“T-3 contract”). The T-3 contract for the North Region covers Connecticut, Delaware, Illinois, Indiana, Kentucky (except Fort Campbell), Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia, Wisconsin and the District of Columbia and portions of Iowa and Missouri. The Company provides administrative services to approximately 2.8 million Military Health System (“MHS”) eligible individuals under the T-3 contract. In addition to the beneficiaries that we service under the T-3 contract, we administer contracts with the U.S. Department of Veterans Affairs (“VA”) to manage community based outpatient clinics in one state covering approximately 3,696 enrollees and provide behavioral health services to military families under the Department of Defense sponsored Military and Family Life Counseling, formerly Military and Family Life Consultant, (“MFLC”)

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

program. Our Government Contracts segment also includes the services we provide under the Patient Centered Community Care program (“PC3 Program”) contract we have with the Department of Veterans Affairs (“VA”). See Note 2 under the heading “Government Contracts” for additional information on our T-3 contract for the North Region, the MFLC contract and PC3 Program contract.

On April 1, 2012, we completed the sale of the business operations of our Medicare PDP business to Pennsylvania Life Insurance Company, a subsidiary of CVS Caremark Corporation (“CVS Caremark”). Prior to the sale of our Medicare PDP business, our Divested Operations and Services reportable segment included the operations of our businesses that provided administrative and run-out support services to an affiliate of UnitedHealth Group Incorporated (“United”) and its affiliates under administrative services and claims servicing agreements in connection with the sale of all of the outstanding shares of capital stock of our health plan subsidiaries that were domiciled and had conducted businesses in Connecticut, New Jersey, New York and Bermuda to United (the “Northeast Sale”). Beginning in the first quarter of 2012, this segment also included the transition-related expenses of our divested Medicare PDP business. As of December 31, 2012, we had substantially completed the administration and run-out of our divested businesses. See Note 2 for additional information on our Divested Operations and Services and Note 3 for more information on the Cognizant Transaction, the sale of our Medicare PDP business and the Northeast Sale.

Note 2—Summary of Significant Accounting Policies

Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

On November 2, 2014, we signed a definitive master services agreement with Cognizant to provide certain services to us. In connection with this agreement, we have also entered into an asset purchase agreement pursuant to which we have agreed to sell certain software assets and related intellectual property we own to Cognizant. The Cognizant Transaction is subject to receipt of required regulatory approvals. As of December 31, 2014, we have classified $50.0 million, at fair value less cost to sell, in assets as assets held for sale in connection with the Cognizant Transaction.

On April 1, 2012, we completed the sale of the business operations of our Medicare PDP business to CVS Caremark. As a result of the sale, the operating results of our Medicare PDP business have been classified as discontinued operations in our consolidated statements of operations for the year ended December 31, 2012.

See Note 3 for more information on the Cognizant Transaction and the sale of our Medicare PDP business.

Use of Estimates

The preparation of financial statements in conformity with United States Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities through the date of the issuance of the financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates require the Company to apply complex assumptions and judgments, and often the Company must make estimates about effects of matters that are inherently uncertain and will likely change in subsequent periods. Actual results could differ materially from those estimates. Principal areas requiring the use of estimates include revenue recognition, including rebates, health care costs, including incurred but not yet reported (“IBNR”) amounts, amounts receivable or payable under the premium stabilization programs enacted by the ACA (see “Accounting for Certain Provisions of the ACA—3Rs: Reinsurance, Risk Adjustment and Risk Corridor” section below), reserves for contingent liabilities, amounts receivable or payable under government contracts, goodwill and other intangible assets, recoverability of long-lived assets and investments, and income taxes.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Health Plan Services Revenue Recognition

Health plan services premium revenues generally include HMO, PPO, EPO and POS premiums from employer groups and individuals and from Medicare recipients who have purchased supplemental benefit coverage, for which premiums are based on a predetermined prepaid fee, Medicaid revenues based on multi-year contracts to provide care to Medicaid recipients, revenue under Medicare risk contracts to provide care to enrolled Medicare recipients and revenue under our dual eligible members who are participating in the CCI. Revenue is recognized in the month in which the related enrollees are entitled to health care services. Premiums collected in advance of the month in which enrollees are entitled to health care services are recorded as unearned premiums.

Under the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), commercial health plans with medical loss ratios (“MLR”) on fully insured products, as calculated as set forth in the ACA, that fall below certain targets are required to rebate ratable portions of their premiums annually. We classify the estimated rebates, if any, as a reduction to Health plan services premiums in our consolidated statement of operations. Estimated rebates for our commercial health plans were $0 for the year ended December 31, 2014. In addition to the rebates for the commercial health plans under the ACA, there is also a medical loss ratio corridor for the California Department of Health Care Services (“DHCS”) adult Medicaid expansion members under the state Medicaid program in California (“Medi-Cal”) beginning in 2014 and covering an 18-month period. If our MLR for this population is below 85%, then we would have to pay DHCS a rebate. If the MLR is above 95%, then DHCS would have to pay us additional premium. As of December 31, 2014, we have accrued $200.6 million for a MLR rebate with respect to this population payable to DHCS. Accordingly, for the year ended December 31, 2014, we reduced Medicaid premium revenue by $200.6 million. Our Medicaid contract with the state of Arizona contains profit-sharing provisions. Because our Arizona Medicaid profits were in excess of the amount we are allowed to fully retain, we reduced Medicaid premium revenue by $24.7 million for the year ended December 31, 2014. With respect to our Arizona Medicaid contract, the profit corridor receivable balance included in other noncurrent assets as of December 31, 2014 was $2.3 million and the profit corridor payable balance included in accounts payable and other liabilities as of December 31, 2014 was $27.0 million. In addition, certain provisions of the ACA became effective January 1, 2014, including an annual insurance industry premium-based assessment and the establishment of federally facilitated, state and federal partnership or state-based health insurance exchanges coupled with premium stabilization programs. See below in this Note 2 under the heading “Accounting for Certain Provisions of the ACA” for additional information.

Approximately 59%, 50%, and 45% in 2014, 2013 and 2012, respectively, of our health plan services premiums were generated under Medicare, Medicaid/Medi-Cal and dual eligibles contracts, as applicable. These revenues are subject to audit and retroactive adjustment by the respective fiscal intermediaries. Laws and regulations governing these programs, including the Centers for Medicare and Medicaid Services (“CMS”) methodology with respect to risk adjustment data validation (“RADV”) audits, are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change by a material amount.

Our Medicare Advantage contracts are with the Centers for Medicare & Medicaid Services (“CMS”). CMS deploys a risk adjustment model which apportions premiums paid to all health plans according to health severity and certain demographic factors. This risk adjustment model results in periodic changes in our risk factor adjustment scores for certain diagnostic codes, which then result in changes to our health plan services premium revenues. Because the recorded revenue is based on our best estimate at the time, the actual payment we receive from CMS for risk adjustment reimbursement settlements may be materially different than the amounts we have initially recognized on our financial statements. The change in our estimate for the risk adjustment revenue related to prior years in the years ended December 31, 2014, 2013 and 2012 increased health plan services premium revenues by $13.1 million, decreased health plan services premium revenues by $9.0 million, and increased health plan services premium revenues by $12.0 million, respectively.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our revenue from the Medi-Cal program, including seniors and persons with disabilities (“SPD”) programs, and other state-sponsored health programs are subject to certain retroactive rate adjustments based on expected and actual health care cost. For the year ended December 31, 2014, retroactive rate adjustments for our SPD and non-SPD members for periods prior to 2014 were not significant. For the year ended December 31, 2013, we recognized $74.3 million of premium revenue as a result of retroactive rate adjustments for our SPD and non-SPD members for periods prior to 2013. For the year ended December 31, 2012, we recognized $21.7 million of premium revenue as a result of retroactive rate adjustments for our SPD and non-SPD members for periods prior to 2012.

In addition, our state-sponsored health care programs in California, including Medi-Cal, SPD programs, the dual eligibles demonstration portion of the California Coordinated Care Initiative that began in April 2014 and Medicaid expansion under federal health care reform that began in January 2014, are subject to retrospective premium adjustments based on certain risk sharing provisions included in our state-sponsored health plans rate settlement agreement described below. We estimate and recognize the retrospective adjustments to premium revenue based upon experience to date under our state-sponsored health care programs contracts. The retrospective premium adjustment is recorded as an adjustment to premium revenue and other noncurrent assets.

On November 2, 2012, we entered into a state-sponsored health plans rate settlement agreement (the “Agreement”) with DHCS to settle historical rate disputes with respect to our participation in the Medi-Cal program, for rate years prior to the 2011–2012 rate year. As part of the Agreement, DHCS agreed, among other things, to (1) an extension of all of our Medi-Cal managed care contracts existing as of the date of the Agreement for an additional five years from their then existing expiration dates; (2) retrospective premium adjustments on all of our state-sponsored health care programs, including Medi-Cal, which includes SPDs, Healthy Families, the dual eligibles demonstration portion of the CCI that began in 2014 and the Medi-Cal expansion populations that also began in 2014 (our “state-sponsored health care programs”), which are tracked in a settlement account as discussed in more detail below; and (3) compensate us should DHCS terminate any of our state-sponsored health care programs contracts early.

Effective January 1, 2013, the settlement account (the “Account”) was established with an initial balance of zero. The balance in the Account is adjusted annually to reflect retrospective premium adjustments for each calendar year (referenced in the Agreement as a deficit or surplus). A deficit or surplus will result to the extent our actual pretax margin (as defined in the Agreement) on our state-sponsored health care programs is below or above a predetermined pretax margin target. The amount of any deficit or surplus is calculated as described in the Agreement. Cash settlement of the Account will occur on December 31, 2019, except that under certain circumstances the DHCS may extend the final settlement for up to three additional one-year periods (as may be extended, the “Term”). In addition, the DHCS will make an interim partial settlement payment to us if it terminates any of our state-sponsored health care programs contracts early. Upon expiration of the Term, if the Account is in a surplus position, then no monies are owed to either party. If the Account is in a deficit position, then DHCS shall pay the amount of the deficit to us. In no event, however, shall the amount paid by DHCS to us under the Agreement exceed $264 million or be less than an alternative minimum amount as defined in the Agreement.

We estimate and recognize the retrospective adjustments to premium revenue based upon experience to date under our state-sponsored health care programs contracts. The retrospective premium adjustment is recorded as an adjustment to premium revenue and other noncurrent assets. As of December 31, 2014, we had calculated a surplus of $53.4 million under the Agreement and reduced our receivable to zero, reflecting our cumulative estimated retrospective premium adjustment to the Account based on our actual pretax margin for the period beginning on

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

January 1, 2013 and ending on December 31, 2014. As a surplus Account position results in no monies due to either party upon expiration of the Term, we have no receivable and no payable recorded as of December 31, 2014 in connection with the Agreement. As of December 13, 2013, we had calculated and recorded a deficit of $62.9 million, net of a valuation discount in the amount of $4.4 million, reflecting our estimated retrospective premium adjustment to the Account based on our actual pretax margin for the year ended December 31, 2013. As a result of the change in the Account balance calculated during the year ended December 31, 2014, our health plan services premium revenue was reduced by $62.9 million for the year ended December 31, 2014. For the year ended December 31, 2013, we had recorded an increase in our health plan services premium revenue of $62.9 million as a result of the deficit calculated under the Agreement as of December 31, 2013.

Health Plan Services Health Care Cost

The cost of health care services is recognized in the period in which services are provided and includes an estimate of the cost of services that have been incurred but not yet reported. Such costs include payments to primary care physicians, specialists, hospitals and outpatient care facilities, and the costs associated with managing the extent of such care. Our health care cost can also include from time to time remediation of certain claims as a result of periodic reviews by various regulatory agencies.

Our HMOs, primarily in California, generally contract with various medical groups to provide professional care to certain of their members on a capitated, or fixed per member per month fee basis. Capitation contracts generally include a provision for stop-loss and non-capitated services for which we are liable. Professional capitated contracts also generally contain provisions for shared risk and pay-for-performance bonuses, whereby the Company and the medical groups share in the variance between actual costs and predetermined goals. Additionally, we contract with certain hospitals to provide hospital care to enrolled members on a capitated basis. Our HMOs also contract with hospitals, physicians and other providers of health care, pursuant to discounted fee-for-service arrangements, hospital per diems, and case rates under which providers bill the HMOs for each individual service provided to enrollees.

We estimate the amount of the provision for health care service costs IBNR in accordance with GAAP and using standard actuarial developmental methodologies based upon historical data including the period between the date services are rendered and the date claims are received and paid, denied claim activity, expected medical cost inflation, seasonality patterns and changes in membership, among other things. Our IBNR best estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. This provision for adverse deviation is intended to capture the potential adverse development from known environmental factors such as our entry into new geographical markets, changes in our geographic or product mix, the introduction of new customer populations, variation in benefit utilization, disease outbreaks, changes in provider reimbursement, fluctuations in medical cost trend, variation in claim submission patterns and variation in claims processing speed and payment patterns, changes in technology that provide faster access to claims data or change the speed of adjudication and settlement of claims, variability in claim inventory levels, non-standard claim development, and/or exceptional situations that require judgmental adjustments in setting the reserves for claims. As part of our best estimate for IBNR, the provision for adverse deviation recorded at December 31, 2014 and 2013 was approximately $77.7 million and $53.4 million, respectively; the increase was primarily driven by growth in our new products offered under the ACA.

We consistently apply our IBNR estimation methodology from period to period. Our IBNR best estimate is made on an accrual basis and adjusted in future periods as required. Any adjustments to the prior period estimates are included in the current period. As additional information becomes known to us, we adjust our assumptions accordingly to change our estimate of IBNR. Therefore, if moderately adverse conditions do not occur, evidenced by more complete

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claims information in the following period, then our prior period estimates will be revised downward, resulting in favorable development. However, any favorable prior period reserve development would increase current period net income only to the extent that the current period provision for adverse deviation is less than the benefit recognized from the prior period favorable development. If moderately adverse conditions occur and are more acute than we estimated, then our prior period estimates will be revised upward, resulting in unfavorable development, which would decrease current period net income. For the year ended December 31, 2014, we had $14.6 million in net favorable reserve developments related to prior years. This reserve development for the year ended December 31, 2014 consisted of $36.6 million in unfavorable prior year development primarily due to the existence of moderately adverse conditions and a release of $51.2 million of the provision for adverse deviation held at December 31, 2013. We believe that the $36.6 million unfavorable development for the year ended December 31, 2014 was primarily due to unanticipated benefit utilization in our commercial business arising from dates of service in the fourth quarter of 2013 as a result of an uncertain environment related to the ACA. For the year ended December 31, 2013, we had $56.2 million in favorable reserve developments related to prior years. We believe this favorable development was primarily due to the absence of moderately adverse conditions. The reserve developments related to prior years for the years ended December 31, 2014 and 2013, when considered together with the provision for adverse deviation recorded as of December 31, 2014 and 2013, respectively, did not have a material impact on our operating results or financial condition.

The majority of the IBNR reserve balance held at the end of each year is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior periods are determined in each year based on the most recent updates of paid claims for prior periods. Estimates for service costs incurred but not yet reported are subject to the impact of changes in the regulatory environment, economic conditions, changes in claims trends, and numerous other factors. Given the inherent variability of such estimates, the actual liability could differ materially from the amounts estimated.

We assess the profitability of contracts for providing health care services when operating results or forecasts indicate probable future losses. Contracts are grouped in a manner consistent with the method of determining premium rates. Losses are determined by comparing anticipated premiums to estimates for the total of health care related costs less reinsurance recoveries, if any, and the cost of maintaining the contracts. Losses, if any, are recognized in the period the loss is determined and are classified as Health Plan Services cost. As of December 31, 2014 and 2013, respectively, we held no premium deficiency reserves.

Government Contracts

On April 1, 2011, we began delivery of administrative services under our T-3 contract for the TRICARE North Region. The T-3 contract was awarded to us on May 13, 2010, and included five one-year option periods. On March 15, 2014, the DoD exercised the last of these options, which extended the T-3 contract through March 31, 2015. On June 27, 2014, at the DoD’s request, we submitted a proposal to add three additional one-year option periods to the T-3 contract. We currently expect negotiations relating to this proposal to conclude on or prior to March 31, 2015. If the negotiations conclude as expected, we expect the DoD to exercise the first of the three one-year options by that date. If all three one-year option periods are ultimately exercised, the T-3 contract would conclude on March 31, 2018.

We provide various types of administrative services under the T-3 contract, including: provider network management, referral management, medical management, disease management, enrollment, customer service, clinical support service, and claims processing. We also provided assistance in the transition into the T-3 contract, and will provide assistance in any transition out of the contract. These services are structured as cost reimbursement arrangements for health care costs plus administrative fees earned in the form of fixed prices, fixed unit prices, and contingent fees and payments based on various incentives and penalties.

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In accordance with GAAP, we evaluate, at the inception of the contract and as services are delivered, all deliverables in the service arrangement to determine whether they represent separate units of accounting. The delivered items are considered separate units of accounting if the delivered items have value to the customer on a standalone basis (i.e., they are sold separately by any vendor) and no general right of return exists relative to the delivered item. While we identified two separate units of accounting within the T-3 contract, no determination of estimated selling price was performed because both units of accounting are performed ratably over the option periods and, accordingly, the same methodology of revenue recognition applies to both units of accounting.

Therefore, we recognize revenue related to administrative services on a straight-line basis over the option period, when the fees become fixed and determinable.

The T-3 contract includes various performance-based incentives and penalties. For each of the incentives or penalties, we adjust revenue accordingly based on the amount that we have earned or incurred at each interim date and are legally entitled to in the event of a contract termination.

The transition-in process for the T-3 contract began in the second quarter of 2010. We had deferred transition-in costs of $43.8 million and related deferred revenues of $52.5 million, both of which are amortized on a straight-line basis over the customer relationship period. Fulfillment costs associated with the T-3 contract are expensed as incurred.

Revenues and expenses associated with the T-3 contract are reported as part of government contracts revenues and government contracts expenses in the consolidated statements of operations and included in the Government Contracts reportable segment.

The TRICARE members are served by our network and out-of-network providers in accordance with the T-3 contract. We pay health care costs related to these services to the providers and are later reimbursed by the DoD for such payments. Under the terms of the T-3 contract, we are not the primary obligor for health care services and accordingly, we do not include health care costs and related reimbursements in our consolidated statement of operations. Health care costs for the T-3 contract that are paid and reimbursed or reimbursable amounted to $2.5 billion, $2.5 billion and $2.6 billion for the years ended December 31, 2014, 2013 and 2012, respectively.

Other government contracts revenues are recognized in the month in which the eligible beneficiaries are entitled to health care services or in the month in which the administrative services are performed or the period that coverage for services is provided.

Amounts receivable under government contracts are comprised primarily of contractually defined billings, accrued contract incentives under the terms of the contract and amounts related to change orders for services not originally specified in the contract. Pursuant to our T-3 contract, the government has the right to unilaterally modify the contract in certain respects by issuing change orders directing us to implement terms or services that were not originally included in the contract. Following receipt of a change order, we have a contractual right to negotiate an equitable adjustment to the contract terms to account for the impact of the change order. We start to perform under such change orders and begin to incur associated costs after we receive the government’s unilateral modification, but before we have negotiated the final scope and/or value of the change order. In these situations, costs are expensed as incurred, and we estimate and record revenue when we have met all applicable revenue recognition criteria. These criteria include the requirements that change order amounts are determinable, that we have performed under the change orders, and that collectability of amounts payable to us is reasonably assured.

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In addition to the beneficiaries that we service under the T-3 contract, we provide behavioral health services to military families under the DoD sponsored MFLC program. On August 15, 2012, we entered into a new MFLC contract awarded by the DoD. The new contract has a five-year term that includes a 12-month base period and four 12-month option periods. As a result of the government’s decision to award the new MFLC contract to multiple contractors, the revenues we receive from the new contract are substantially reduced in comparison to the original MFLC contract. Revenues from the MFLC contracts were $119.7 million, $104.8 million and $221.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

In September 2013, the U.S. Department of Veterans Affairs (“VA”) awarded us a contract under its new Patient Centered Community Care program (“PC3 Program”). The PC3 Program provides eligible veterans coordinated, timely access to care through a comprehensive network of non-VA providers who meet VA quality standards when a local VA medical center cannot readily provide the care. We support VA in providing care to veterans in three of the six PC3 Program regions. These three regions, Regions 1, 2 and 4, encompass all or portions of 37 states, the District of Columbia, Puerto Rico and the Virgin Islands. The PC3 Program contract term includes a base period of performance through September 30, 2014 and four one-year option periods that may be exercised by VA. On September 23, 2014, VA exercised option period 1 which commenced on October 1, 2014 and is scheduled to end on September 30, 2015. In addition to the one-year option periods, VA has the ability to extend the PC3 Program contract an additional two years and six months based on VA’s need.

In August 2014, VA expanded our PC3 Program contract to include primary care services for veterans who are unable to obtain primary care at a VA medical center in the three PC3 regions in which we operate. In addition, in November 2014, we modified our PC3 Program contract to further expand our services with VA in support of the Veterans Access, Choice and Accountability Act of 2014 (“VACAA”). The VACAA modification to our PC3 Program contract (the “VACAA modification”) expires no later than September 30, 2017. The VACAA modification includes, among other things, the production and distribution of the new Veterans Choice Card, which allows veterans to elect to receive care outside of the VA when they qualify. The transition-in process for the VACAA modification began in the fourth quarter of 2014. We had deferred revenues associated with the contract modification of $68.2 million as of December 31, 2014, which are amortized on a straight-line basis over the customer relationship period. Fulfillment costs associated with the PC3 contract and the related modification are expensed as incurred. For the year ended December 31, 2014, we had $24.7 million in revenues from the PC3 Program.

Divested Operations and Services

Divested operations and services revenues and expenses include items related to the run-out of our Northeast business that was sold in the Northeast Sale on December 11, 2009 and the transition-related services provided in connection with the sale of our Medicare PDP business on April 1, 2012. As of December 31, 2012, we had substantially completed the administration and run-out of our divested businesses. See Note 3 for additional information regarding the Northeast Sale and the sale of our Medicare PDP business, and see Note 14 for information regarding our reportable segments.

Medicare Part D

We provide the Medicare Part D benefit as a fully insured product to our existing Medicare members. The Part D benefit consists of pharmacy benefits for Medicare beneficiaries. Part D renewal occurs annually, but it is not a guaranteed renewable product. We report Part D as part of our Western Region Operations reportable segment. On April 1, 2012, we completed the sale of our Medicare PDP business. In connection with the transaction, we were not permitted to offer Medicare PDP plans for one year following closing, subject to certain exceptions. For more information regarding the sale of our Medicare PDP business, see Note 3. We continue to provide prescription drug benefits as part of our Medicare Advantage offerings. Our Medicare Advantage Plus Prescription Drug (“MAPD”) plans cover both prescription drugs and medical care.

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Health Net has two primary categories of contracts under Part D, one with CMS and one with the individual Part D enrollees. The CMS contract covers the portion of the revenue for benefits that will be paid by CMS. The enrollee contract covers the portion of the revenue for benefits to be paid by the enrollees and are directly underwritten with the enrollees, not CMS, and therefore there is a direct insurance relationship with the enrollees. The premiums for the enrollee contracts are received directly from the enrollees and from CMS for low-income subsidy members.

The revenue recognition of the revenue and cost reimbursement components under Part D is described below:

CMS Premium Direct Subsidy—Health Net receives a monthly premium from CMS based on an original bid amount. This payment for each individual is a fixed amount per member for the entire plan year and is based upon that individual’s risk score status. The CMS premium is recognized evenly over the contract period and reported as part of health plan services premium revenue.

Member Premium—Health Net receives a monthly premium from members based on the original bid submitted to CMS. The member premium, which is fixed for the entire plan year is recognized evenly over the contract period and reported as part of health plan services premium revenue.

Low-Income Premium Subsidy—For qualifying low-income members, CMS will reimburse Health Net, on the member’s behalf, some or all of the monthly member premium depending on the member’s income level in relation to the Federal Poverty Level. The low-income premium subsidy is recognized evenly over the contract period and reported as part of health plan services premium revenue.

Catastrophic Reinsurance Subsidy—CMS will reimburse Health Net for 80% of the drug costs after a member reaches his or her out of pocket catastrophic threshold of $4,550, $4,750 and $4,700 for the years ended December 31, 2014, 2013 and 2012, respectively. The CMS prospective payment (a flat per member per month (“PMPM”) cost reimbursement estimate) is received monthly based on the original CMS bid. After the year is complete, a settlement is made based on actual experience. The catastrophic reinsurance subsidy is accounted for as deposit accounting.

Low-Income Member Cost Sharing Subsidy—For qualifying low-income members, CMS will reimburse us, on the member’s behalf, some or all of a member’s cost sharing amounts (e.g., deductible, co-pay/coinsurance). The amount paid for the member by CMS is dependent on the member’s income level in relation to the Federal Poverty Level. We receive prospective payments on a monthly basis, and they represent a cost reimbursement that is finalized and settled after the end of the year. The low-income member cost sharing subsidy is accounted for as deposit accounting.

Coverage Gap Discount—The Medicare Coverage Gap Discount is a program that began in 2011 under which drug manufacturers are required to provide a 50% discount on brand name drugs purchased in the Medicare Part D coverage gap by non-LIS (“Low Income Subsidy”) Part D members. The amount of the discount is included in the accumulation of the members’ out-of-pocket costs. Under the Medicare Coverage Gap Discount Program, we receive monthly prospective payments from CMS for advancing the gap discounts at the point of sale. CMS coordinates the collection of discount payments from pharmaceutical manufacturers and payments to Health Net based on prescription drug event data.

CMS Risk Share—Premiums from CMS are subject to risk corridor provisions which compare costs targeted in our annual bids to actual prescription drug costs, limited to actual costs that would have been incurred under the

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standard coverage as defined by CMS. Variances of more than 5% above or below the original bid submitted by us may result in CMS making additional payments to us or require us to refund to CMS a portion of the premiums we received. We estimate and recognize an adjustment to premium revenues related to the risk corridor payment settlement based upon pharmacy claims experience. The estimate of the settlement associated with these risk corridor provisions requires us to consider factors that may not be certain, including member eligibility status differences with CMS. The risk-share adjustment, if any, is recorded as an adjustment to premium revenues and premiums receivable.

Health care costs and general and administrative expenses associated with Part D are recognized as the costs and expenses are incurred.

Share-Based Compensation Expense

As of December 31, 2014, we had various long-term incentive plans that permit the grant of stock options and other equity awards to certain employees, officers and non-employee directors, which are described more fully in Note 8.

The compensation cost that has been charged against income under our various long-term incentive plans was $28.3 million, $29.9 million and $28.9 million during the years ended December 31, 2014, 2013 and 2012, respectively. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $10.9 million, $11.6 million and $11.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Cash flows resulting from the tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) are classified as financing cash flows and such amounts are approximately $2.2 million, $0.6 million and $6.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Forfeiture rates for share based awards are estimated up front and true-up adjustments are recorded for the actual forfeitures.

Cash and Cash Equivalents

Cash equivalents include all highly liquid investments with maturity of three months or less when purchased. We had no checks outstanding, net of deposits as of December 31, 2014 and 2013, respectively. Checks outstanding, net of deposits are classified as accounts payable and other liabilities in the consolidated balance sheets and the changes are reflected in the line item net increase (decrease) in checks outstanding, net of deposits within the cash flows from financing activities in the consolidated statements of cash flows.

Investments

Investments classified as available-for-sale, which consist primarily of debt securities, are stated at fair value. Unrealized gains and losses are excluded from earnings and reported as other comprehensive income, net of income tax effects. The cost of investments sold is determined in accordance with the specific identification method and realized gains and losses are included in net investment income. We analyze all debt investments that have unrealized losses for impairment consideration and assess the intent to sell such securities. If such intent exists, impaired securities are considered other-than-temporarily impaired. Management also assesses if we may be required to sell the debt investments prior to the recovery of amortized cost, which may also trigger an impairment charge. If securities are considered other-than-temporarily impaired based on intent or ability, we assess whether the amortized costs of the securities can be recovered. If management anticipates recovering an amount less than the amortized cost of the securities, an impairment charge is calculated based on the expected discounted cash flows of the securities. Any deficit between the amortized cost and the expected cash flows is recorded through earnings as a charge. All other temporary impairment charges are recorded through other comprehensive income. During the years ended December 31, 2014, 2013 and 2012, no losses were recognized from other-than-temporary impairments.

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Fair Value of Financial Instruments

The estimated fair value amounts of cash equivalents, investments available-for-sale, premiums and other receivables, notes receivable and notes payable have been determined by using available market information and appropriate valuation methodologies. The carrying amounts of cash equivalents approximate fair value due to the short maturity of those instruments. Fair values for debt and equity securities are generally based upon quoted market prices. Where quoted market prices were not readily available, fair values were estimated using valuation methodologies based on available and observable market information. Such valuation methodologies include reviewing the value ascribed to the most recent financing, comparing the security with securities of publicly traded companies in a similar line of business, and reviewing the underlying financial performance including estimating discounted cash flows. The carrying value of premiums and other receivables, long-term notes receivable and nonmarketable securities approximates the fair value of such financial instruments. The fair value of notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt with the same remaining maturities. The fair value of our fixed-rate borrowings was $437.0 million and $434.5 million as of December 31, 2014 and 2013, respectively. The fair value of our variable-rate borrowings under our revolving credit facility was $100.0 million and $100.0 million as of December 31, 2014 and 2013, respectively, which was equal to the carrying value because the interest rates paid on these borrowings were based on prevailing market rates. The fair value of our fixed-rate borrowings was determined using the quoted market price, which is a Level 1 input in the fair value hierarchy. The fair value of our variable-rate borrowings was estimated to equal the carrying value because the interest rates paid on these borrowings were based on prevailing market rates. Since the pricing inputs are other than quoted prices and fair value is determined using an income approach, our variable-rate borrowings are classified as a Level 2 in the fair value hierarchy. See Notes 6 and 7 for additional information regarding our financing arrangements and fair value measurements, respectively.

Restricted Assets

We and our consolidated subsidiaries are required to set aside certain funds which may only be used for certain purposes pursuant to state regulatory requirements. We have discretion as to whether we invest such funds in cash and cash equivalents or other investments. As of December 31, 2014 and 2013, the restricted cash and cash equivalents balances totaled $0.2 million and $5.3 million, respectively, and are included in other noncurrent assets. Investment securities held by trustees or agencies were $24.0 million and $23.8 million as of December 31, 2014 and 2013, respectively, and are included in investments available-for-sale. For additional information on our regulatory requirements, see Note 12.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the lesser of estimated useful lives of the various classes of assets or the remaining lease term, in the case of leasehold improvements. The useful life for buildings and improvements is estimated at 35 to 40 years, and the useful lives for furniture, equipment and software range from 3 to 10 years (see Note 5).

We capitalize certain consulting costs, payroll and payroll-related costs for employees associated with computer software developed for internal use. We amortize such costs primarily over a five-year period. Expenditures for maintenance and repairs are expensed as incurred. Major improvements, which increase the estimated useful life of an asset, are capitalized. Upon the sale or retirement of assets, the recorded cost and the related accumulated depreciation are removed from the accounts, and any gain or loss on disposal is reflected in operations.

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We periodically assess long-lived assets or asset groups including property and equipment for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. If we identify an indicator of impairment, we assess recoverability by comparing the carrying amount of the asset to the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized when the carrying amount is not recoverable and is measured as the excess of carrying value over fair value. Long-lived assets are classified as held for sale and included as part of current assets when certain criteria are met. We measure long-lived assets to be disposed of by sale at the lower of carrying amount or fair value less cost to sell. Fair value is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

In connection with the Cognizant Transaction, we classified certain software systems assets as held-for-sale. As of December 31, 2014, we had classified software systems assets with a total net book value of $130.2 million as assets held for sale. We assessed the recoverability of these assets held for sale and as a result, we recorded $80.2 million in asset impairments during the year ended December 31, 2014. See Note 3 for more information regarding assets held for sale and the Cognizant Transaction. In addition, we recorded an asset impairment of $1.3 million during the year ended December 31, 2014 for internally developed software.

During the years ended December 31, 2013 and 2012, we recorded $1.2 million and $0.5 million respectively, in impairment losses to general and administrative expenses primarily for internally developed software.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets arise primarily as a result of various business acquisitions and consist of identifiable intangible assets acquired and the excess of the cost of the acquisitions over the tangible and intangible assets acquired and liabilities assumed (goodwill). Identifiable intangible assets primarily consist of the value of provider networks and customer relationships, which are all subject to amortization.

We perform our annual impairment test on our recorded goodwill as of June 30 or more frequently if events or changes in circumstances indicate that we might not recover the carrying value of these assets for each of our reporting units. We performed our annual impairment test on our goodwill and other intangible assets as of June 30, 2014 for our Western Region Operations reporting unit and also re-evaluated the useful lives of our other intangible assets. No impairment was identified. We performed a two-step impairment test to determine the existence of impairment and the amount of the impairment. In the first step, we compared the fair values to the related carrying values and concluded that the carrying value of the Western Region Operations was not impaired. As a result, the second step was not performed. We also determined that the estimated useful lives of our other intangible assets properly reflected the current estimated useful lives.

On November 2, 2014, we signed a definitive master services agreement with Cognizant to provide certain services to us. In connection with this agreement, we have agreed to sell certain software assets and related intellectual property (“software system assets”) we own to Cognizant. The transaction, including the related asset sale, is subject to the receipt of required regulatory approvals. See Note 3 for additional information regarding our agreements with Cognizant. Because the sale of these software system assets meets the definition of a sale of a business under GAAP, as of September 30, 2014, we re-allocated $7 million of goodwill based on relative fair values of the Western Region Operations reporting unit with and without the impact of the business to be sold. Our measurement of fair values is based on a combination of the discounted total consideration expected to be received in connection with the services and asset sale agreements, income approach based on a discounted cash flow methodology, and replacement cost

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methodology. After the reallocation of goodwill, we performed a two-step impairment test to determine the existence of any impairment and the amount of the impairment. In the first step, we compared the fair values to the related carrying value and concluded that the carrying value of the business to be sold was impaired; however, we determined that the carrying value of the Western Region Operations reporting unit was not impaired. In the second step, we measured the impairment amount by comparing the implied value of the allocated goodwill to the carrying amount of such goodwill. Based on the results of our Step 2 test, we concluded that the implied value of the goodwill allocated to the business to be sold was zero, which resulted in an impairment charge for the total carrying value of the allocated goodwill of $7 million. See Note 7 for goodwill fair value measurement information.

The ratio of the fair value of our Western Region Operations reporting unit to its carrying value was approximately 224% and 149% as of September 30, 2014 and June 30, 2013, respectively.

The carrying amount of goodwill by reporting unit is as follows:

	Western Region Operations	Total
	(Dollars in millions)
Balance as of December 31, 2012	$565.9	$565.9

Balance as of December 31, 2013	565.9	565.9
Goodwill allocated to sale of business (see Note 3)	(7.0)	(7.0)

Balance as of December 31, 2014	$558.9	$558.9

The intangible assets that continue to be subject to amortization using the straight-line method over their estimated lives are as follows:

	Gross Carrying Amount	Accumulated Amortization	Net Balance	Weighted Average Life (in years)
	(Dollars in millions)
As of December 31, 2014:
Provider networks	$41.5	$(36.9)	$4.6	18.9
Customer relationships and other	29.5	(22.3)	7.2	11.1

	$71.0	$(59.2)	$11.8

As of December 31, 2013:
Provider networks	$40.5	$(35.7)	$4.8	19.4
Customer relationships and other	29.5	(20.5)	9.0	11.1

	$70.0	$(56.2)	$13.8

The amortization expense was $3.0 million, $3.4 million and $3.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

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Estimated annual pretax amortization expense for other intangible assets for each of the next five years ending December 31 is as follows (dollars in millions):

Year	Amount
2015	$2.8
2016	2.2
2017	2.2
2018	2.1
2019	0.9

Policy Acquisition Costs

Policy acquisition costs are those variable costs that relate to the acquisition of new and renewal commercial health insurance business. Such costs include broker commissions, costs of policy issuance and underwriting, and other costs we incur to acquire new commercial business or renew existing business. Our commercial health insurance business typically has a one-year term and may be canceled upon a 30-day notice. We expense these costs as incurred and report them as selling expenses in our consolidated statements of operations.

Reserves for Contingent Liabilities

In the course of our operations, we are involved on a routine basis in various disputes with members, health care providers, and other entities or individuals, as well as audits or investigations by government agencies and elected officials that relate to our services and/or business practices that expose us to potential losses.

We recognize an estimated loss, which may represent damages, assessment of regulatory fines or penalties, settlement costs, future legal expenses or a combination of the foregoing, as appropriate, from such loss contingencies when it is both probable that a loss will be incurred and the amount of the loss can be reasonably estimated. Our loss estimates are based in part on an analysis of potential results, the stage of the proceedings, consultation with outside counsel and any other relevant information available. See Note 13 for additional details.

Insurance Programs

The Company is insured for various errors and omissions, property, casualty and other risks. The Company maintains various self-insured retention amounts, or “deductibles,” on such insurance coverage.

Concentrations of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash equivalents, investments and premiums receivable. All cash equivalents and investments are managed within established guidelines, which provide us diversity among issuers. Our 10 largest employer group premiums receivable balances within each of our plans accounted for 5% and 14% of our total premiums receivable as of December 31, 2014 and 2013, respectively. Our Medicare receivable from CMS represented 9% of total receivables as of December 31, 2014 compared with 21% as of December 31, 2013. Our Medicaid receivable, due primarily from DHCS, represented approximately 84% and 63% of premiums receivable as of December 31, 2014 and 2013, respectively. Our premiums receivable from Medicare and Medicaid programs are subject to timing of cash receipts from the federal and state governmental agencies. Our 10 largest employer group premiums within each of our plans accounted for 11%, 16% and 17% of our health plan services premium revenues for the years ended December 31, 2014, 2013 and 2012, respectively.

The federal government is the primary customer of our Government Contracts reportable segment representing approximately 96% of our Government Contracts revenue. In addition, the federal government is a significant customer of our Western Region Operations segment as a result of our contract with CMS for coverage of Medicare-eligible

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

individuals. Medicare revenues accounted for 23%, 27% and 27% of our health plan premium revenues in 2014, 2013 and 2012, respectively. Our Medicaid revenue is derived in California through our contracts with the DHCS, and, beginning in the fourth quarter of 2013, in Arizona through our contract with the Arizona Health Care Cost Containment System (“AHCCCS”). Medicaid premium revenues accounted for 36%, 23%, and 19% of our health plan services premium revenues for the years ended December 31, 2014, 2013, and 2012, respectively. We are the sole commercial plan contractor with DHCS to provide Medi-Cal services in Los Angeles County, California. In 2014 and 2013, revenue from our Medi-Cal contract in Los Angeles County was approximately 55% and 46% of our total Medicaid premium revenue, respectively, and approximately 19% and 11% of total health plan premium revenue, respectively.

In May 2005, we renewed our contract with DHCS to provide Medi-Cal service in Los Angeles County. On March 29, 2010, DHCS executed an amendment to extend our contract for a second 24-month extension period ending March 31, 2012. On December 1, 2011, our contract with DHCS was extended for a third 24-month period ending March 31, 2014. On November 2, 2012, our wholly owned subsidiaries, Health Net of California, Inc. and Health Net Community Solutions, Inc., entered into a settlement agreement (“the Agreement”) with the DHCS. As part of the Agreement, DHCS agreed, among other things, to the extension of all of our Medi-Cal managed care contracts existing on the date of the Agreement, including our contract with DHCS to provide Medi-Cal services in Los Angeles County, for an additional five years from their then existing expiration dates, subject to customary provisions for termination. Accordingly, our Medi-Cal contract for Los Angeles County is scheduled to expire in April 2019. For additional information on our Agreement with DHCS, see “Health Plan Services Revenue Recognition” above in this Note 2.

Earnings Per Share

Basic earnings per share excludes dilution and reflects net income divided by the weighted average shares of common stock outstanding during the periods presented. Diluted earnings per share is based upon the weighted average shares of common stock and dilutive common stock equivalents (this reflects the potential dilution that could occur if stock options were exercised and restricted stock units (“RSUs”) and performance share units (“PSUs”) were vested) outstanding during the periods presented.

The inclusion or exclusion of common stock equivalents arising from stock options, RSUs and PSUs in the computation of diluted earnings per share is determined using the treasury stock method. For the years ended December 31, 2014, 2013 and 2012, respectively, 1,175,000 shares, 949,000 shares and 954,000 shares of dilutive common stock equivalents were outstanding and were included in the computation of diluted earnings per share.

For the years ended December 31, 2014, 2013 and 2012, respectively, an aggregate of 715,000 shares, 941,000 shares and 1,539,000 shares of common stock equivalents were considered anti-dilutive and were not included in the computation of diluted earnings per share. Stock options expire at various times through August 2018 (see Note 8).

In May 2011, our Board of Directors authorized a stock repurchase program for the repurchase of up to $300 million of our outstanding common stock (our “stock repurchase program”). On March 8, 2012, our Board of Directors approved a $323.7 million increase to our stock repurchase program and on December 16, 2014, our Board of Directors approved another $257.8 million increase to our stock repurchase program. This latest increase, which when taken together with the remaining authorization at that time, brought our total authorization up to $400.0 million. As of December 31, 2014 and 2013, the remaining authorization under our stock repurchase program was $400.0 million and $280.0 million, respectively. See Note 9 for more information regarding our stock repurchase program.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income

Comprehensive income includes all changes in stockholders’ equity (except those arising from transactions with stockholders) and includes net income (loss), net unrealized appreciation (depreciation) after tax on investments available-for-sale and prior service cost and net loss related to our defined benefit pension plan (see Note 10).

Our accumulated other comprehensive income (loss) for the years ended December 31, 2014, 2013 and 2012 is as follows:

	Unrealized Gains (Losses) on investments available-for-sale	Defined Benefit Pension Plans	Accumulated Other Comprehensive Income (loss)
	(Dollars in millions)
Balance as of January 1, 2012	$29.8	$(13.2)	$16.6
Other comprehensive income (loss) before reclassifications	32.1	(0.4)	31.7
Amounts reclassified from accumulated other comprehensive income	(23.9)	2.6	(21.3)

Other comprehensive income for the year ended December 31, 2012	8.2	2.2	10.4

Balance as of January 1, 2013	$38.0	$(11.0)	$27.0
Other comprehensive (loss) income before reclassifications	(50.7)	4.8	(45.9)
Amounts reclassified from accumulated other comprehensive income	(15.6)	1.6	(14.0)

Other comprehensive (loss) income for the year ended December 31, 2013	(66.3)	6.4	(59.9)

Balance as of January 1, 2014	$(28.3)	$(4.6)	$(32.9)
Other comprehensive income (loss) before reclassifications	38.3	(7.3)	31.0
Amounts reclassified from accumulated other comprehensive income	(1.8)	0.4	(1.4)

Other comprehensive income (loss) for the year ended December 31, 2014	36.5	(6.9)	29.6

Balance as of December 31, 2014	$8.2	$(11.5)	$(3.3)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows reclassifications out of accumulated other comprehensive income and the affected line items in the consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012:

	Year Ended December 31,			Affected line item in the Consolidated Statements of
	2014	2013	2012	Operations
	(Dollars in millions)
Unrealized gains on investments available-for-sale	$2.7	$24.0	$36.7	Net investment income

	2.7	24.0	36.7	Total before tax

	0.9	8.4	12.8	Tax expense

	1.8	15.6	23.9	Net of tax

Amortization of defined benefit pension items:
Prior-service cost	(0.4)	(0.1)	(0.1)	(a)

Actuarial gains (losses)	(0.2)	(2.5)	(4.1)	(a)

	(0.6)	(2.6)	(4.2)	Total before tax

	(0.2)	(1.0)	(1.6)	Tax benefit

	(0.4)	(1.6)	(2.6)	Net of tax

Total reclassifications for the period	$1.4	$14.0	$21.3	Net of tax

(a)	These accumulated other comprehensive income components are included in the computation of net periodic pension cost.

Taxes Based on Premiums

We provide services in certain states which require premium taxes to be paid by us based on membership or billed premiums. These taxes are paid in lieu of or in addition to state income taxes and totaled $191.2 million in 2014, $124.4 million in 2013 and $51.6 million in 2012. The 2013 premium tax expense includes Medicaid premium taxes reinstated in June 2013 retroactive to July 1, 2012 (see “Medicaid Premium Taxes” below for additional information). These amounts are recorded in general and administrative expenses on our consolidated statements of operations.

Medicaid Premium Taxes

On June 27, 2013, the State of California reinstated premium taxes retroactive to July 1, 2012 for plans participating in Medi-Cal. As a result of this reinstatement, for the year ended December 31, 2013, we recorded $92.8 million, including $20.2 million attributable to periods prior to 2013, as general and administrative expense. In addition, the State of California increased Medicaid premium revenues in an amount equal to the increase in the premium taxes. As a result, we recorded $92.8 million in health plan services premiums for the year ended December 31, 2013. For the year ended December 31, 2014, we recorded $157.1 million in Medicaid premium taxes and a corresponding $157.1 million in health plan services premiums. These Medicaid premium taxes are currently authorized by the State of California through July 1, 2016.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

We record deferred tax assets and liabilities based on differences between the book and tax bases of assets and liabilities. The deferred tax assets and liabilities are calculated by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse. We establish a valuation allowance in accordance with the provisions of the Income Taxes Topic of the Financial Accounting Standards Board (“FASB”) codification. We continually review the adequacy of the valuation allowance and recognize the benefits from our deferred tax assets only when an analysis of both positive and negative factors indicate that it is more likely than not that the benefits will be realized.

We file tax returns in many tax jurisdictions. Often, application of tax rules within the various jurisdictions is subject to differing interpretation. Despite our belief that our tax return positions are fully supportable, we believe that it is probable certain positions will be challenged by taxing authorities, and we may not prevail on all of the positions as filed. Accordingly, we maintain a liability for the estimated amount of contingent tax challenges by taxing authorities upon examination. We analyze the amount at which each tax position meets a “more likely than not” standard for sustainability upon examination by taxing authorities. Only tax benefit amounts meeting or exceeding this standard will be reflected in tax provision expense and deferred tax asset balances. Any difference between the amounts of tax benefits reported on tax returns and tax benefits reported in the financial statements is recorded as a liability for unrecognized tax benefits. The liability for unrecognized tax benefits is reported separately from deferred tax assets and liabilities and classified as current or noncurrent based upon the expected period of payment. See Note 11 for additional disclosures.

Accounting for Certain Provisions of the ACA

Premium-based Fee on Health Insurers

The ACA mandated significant reforms to various aspects of the U.S. health insurance industry. Among other things, the ACA imposes an annual premium-based fee on health insurers (the “health insurance industry fee”) for each calendar year beginning on or after January 1, 2014 which is not deductible for federal income tax purposes and in many state jurisdictions. The health insurance industry fee is levied based on a ratio of an insurer’s net health insurance premiums written for the previous calendar year compared to the U.S. health insurance industry total. We are required to estimate a liability for our portion of the health insurance industry fee and record it in full once qualifying insurance coverage is provided in the applicable calendar year in which the fee is payable with a corresponding deferred cost that is amortized ratably to expense over the calendar year that it is payable.

In September 2014, we paid the federal government $141.4 million for our portion of the health insurance industry fee in accordance with the ACA. We had recorded a liability for this fee in other current liabilities with an offsetting deferred cost in other current assets in our consolidated financial statements. Our general and administrative expense for the year ended December 31, 2014 includes amortization of the deferred cost of $141.4 million. The balance of the remaining deferred cost asset was $0 as of December 31, 2014.

Public Health Insurance Exchanges

The ACA requires the establishment of state-based, state and federal partnership or federally facilitated health insurance exchanges (“exchanges”) where individuals and small groups may purchase health insurance coverage under regulations established by U.S. Department of Health and Human Services (“HHS”). We currently participate in exchanges in Arizona and California. Effective January 1, 2014, the ACA includes permanent and temporary premium

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stabilization provisions for transitional reinsurance, permanent risk adjustment, and temporary risk corridors (collectively referred to as the “3Rs”), which are applicable to those insurers participating inside, and in some cases outside, of the exchanges.

Member Related Components

Member Premium—We receive a monthly premium from members. The member premium, which is fixed for the entire plan year, is recognized evenly over the contract period and reported as part of health plan services premium revenue.

Premium Subsidy—For qualifying low-income members, HHS will reimburse us, on the member’s behalf, some or all of the monthly member premium depending on the member’s income level in relation to the Federal Poverty Level. We recognize the premium subsidy evenly over the contract period and report it as part of health plan services premium revenue.

Cost Sharing Subsidy—For qualifying low-income members, HHS will reimburse us, on the member’s behalf, some or all of a member’s cost sharing amounts (e.g., deductible, co-pay/coinsurance). The amount paid for the member by HHS is dependent on the member’s income level in relation to the Federal Poverty Level. The Cost Sharing Subsidy offsets health care costs when incurred. We record a liability if the Cost Sharing Subsidy is paid in advance or a receivable if incurred health care costs exceed the Cost Sharing Subsidy received to date.

3Rs: Reinsurance, Risk Adjustment and Risk Corridor

Our accounting estimates are impacted as a result of the provisions of the ACA, including the 3Rs. The substantial influx of previously uninsured individuals into the new health insurance exchanges under the ACA could make it more difficult for health insurers, including us, to establish pricing accurately, at least during the early years of the exchanges. The 3Rs are intended to mitigate some of the risks around pricing and lack of information surrounding the previously uninsured. We will experience premium adjustments to our health plan services premium revenues and health plan services expenses based on changes to our estimated amounts related to the 3Rs. Such estimated amounts may differ materially from actual amounts ultimately received or paid under the provisions, which may have a material impact on our consolidated results of operations and financial condition.

Reinsurance—The transitional reinsurance program requires us to make reinsurance contributions for calendar years 2014 through 2016 to a state or HHS established reinsurance entity based on a national contribution rate per covered member as determined by HHS. While all commercial medical plans, including self-funded plans, are required to fund the reinsurance entity, only fully-insured non-grandfathered plans in the individual commercial market will be eligible for recoveries if individual claims exceed a specified threshold. Accordingly, we account for transitional reinsurance contributions associated with all commercial medical health plans other than non-grandfathered individual plans as an assessment in general and administrative expenses in our consolidated statement of income. We account for contributions made by individual commercial plans which are subject to recoveries as contra-health plan services premium revenue, and we account for any recoveries as contra-health plan services expense in our consolidated statements of income with a corresponding current or long-term receivable or payable. We recorded $234.0 million of reinsurance recovery as contra-health plan services expense for the year ended December 31, 2014, and the balance included in other receivables as of December 31, 2014 was $234.0 million.

Risk Adjustment—The risk adjustment provision applies to individual and small group business both within and outside the exchange and requires measurement of the relative health status risk of each insurer’s pool of insured enrollees in a given market. The risk adjustment provision then operates to transfer funds from insurers whose pools of insured enrollees have lower-than-average risk scores to those insurers whose pools have greater-than-average risk scores. Our estimate for the risk adjustment incorporates our risk scores by state and market relative to the market average using data provided by the participating insurers and available information about the HHS model. This information is consistent with our knowledge and understanding of market conditions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As part of our ongoing estimation process, we consider information as it becomes available at interim dates along with our actuarially determined expectations, and we update our estimates incorporating such information as appropriate.

We estimate and recognize adjustments to our health plan services premium revenue for the risk adjustment provision by projecting our ultimate premium for the calendar year. Such estimated calendar year amounts are recognized ratably during the year and are revised each period to reflect current experience. We record receivables and/or payables and classify the amounts as current or long-term in the consolidated balance sheets based on the timing of expected settlement. Our risk adjustment estimate was $72.4 million net payable for the year ended December 31, 2014, and was recorded as a reduction to health plan services premiums. The risk adjustment receivable balance included in other receivables as of December 31, 2014 was $81.0 million and the risk adjustment payable balance included in accounts payable and other liabilities as of December 31, 2014 was $153.4 million.

Risk Corridor—The temporary risk corridor program will be in place for three years and applies to individual and small group business operating both inside and outside of the exchanges. The risk corridor provisions limit health insurers’ gains and losses by comparing allowable medical costs to a target amount, each defined/prescribed by HHS, and sharing the risk for allowable costs with the federal government. Variances from the target exceeding certain thresholds may result in HHS making additional payments to us or require us to make payments to HHS.

We estimate and recognize adjustments to our health plan services premium revenue for the risk corridor provision by projecting our ultimate premium for the calendar year. Such estimated calendar year amounts are recognized ratably during the year and are revised each period to reflect current experience, including changes in risk adjustment and reinsurance recoverables. We record receivables or payables and classify the amounts as current or long-term in the consolidated balance sheets based on the timing of expected settlement. For the year ended December 31, 2014, we recorded $86.8 million of increases to risk corridor net receivable as health plan services premium revenue. The risk corridor receivable balance included in other noncurrent assets as of December 31, 2014 was $90.4 million and the risk corridor payable balance included in other noncurrent liabilities as of December 31, 2014 was $3.6 million. HHS recognizes, in both final regulations and guidance, it is obligated to make the risk corridors program payments without regard to budget neutrality. Although HHS anticipates the program will be budget neutral, the ACA requires HHS to make full payments to those issuers with risk corridors ratios above 103 percent. Additionally, HHS states in final regulations and guidance that if the program’s collections, including any potential carryover from prior years, are insufficient to satisfy its payment obligations, the agency will use other sources of funding to meet its payment obligations, subject to the availability of appropriations. If corridor collections are insufficient in 2014, HHS explains that it shall fulfill its obligations for the 2014 benefit year by using funds collected for the 2015 benefit year prior to making payments on 2015 obligations.

The final reconciliation and settlement with HHS of the premium and cost sharing subsidies and the amounts related to the 3Rs for the current year will be completed in the following year with HHS.

Section 1202 of ACA

Section 1202 of the ACA mandates increases in Medicaid payment rates for primary care in calendar years 2013 and 2014. The final rule has been in effect since January 1, 2013. The provisions of section 1202 impact our 1.6 million Medi-Cal members in California and 81,000 Medicaid members in Arizona. DHCS, the agency that regulates the Medi-Cal program, initially implemented a reimbursement methodology with no underwriting risk to the managed care plans (“MCPs”) in 2013. Subsequently, DHCS changed the reimbursement methodology during the second quarter of 2014, and this change transferred full underwriting risk to the MCPs.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the periods prior to this reimbursement methodology change, i.e., the year ended December 31, 2013 and the three months ended March 31, 2014, we accounted for the provisions of section 1202 on an administrative services only basis since it transferred no underwriting risk to the MCPs, and recorded the receipts and payments on a net basis.

Following the change in reimbursement methodology, we have full underwriting risk for 2013, including both utilization and unit cost risk. Accordingly, for the year ended December 31, 2014, with respect to our Medi-Cal business, we:

•	Reversed $7.9 million previously recorded as administrative services fees and other income in 2013 and for the three months ended March 31, 2014.

•	Recorded payments on a grossed-up basis by recording Medi-Cal payments received as premium revenue and estimated Medi-Cal claim payments as health care costs (incurred claims), each via retroactive adjustments to premium revenues and health care costs.

•	Recorded retrospective premium revenue adjustments based upon the state settlement agreement (see Note 2 - “Health Plan Services Revenue Recognition” above).

The financial statement impact of the section 1202 reimbursement methodology change is summarized in the table below.

	Recorded In
	Year Ended December 31, 2013	Year Ended December 31, 2014
(Dollars in millions)	No Risk	No Risk	Full Risk
Health plan services premiums	$4.4	$—	$154.7
Health plan services expenses	—	—	144.0
General and administrative expenses	4.4	—	—
Administrative services fees and other income	6.5	1.4	(7.9)

Pretax income	$6.5	$1.4	$2.8

Recently Issued Accounting Pronouncement

In May 2014, the Financial Accounting Standards Board issued Accounting Standard Update (ASU) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09). ASU 2014-09 will supersede existing revenue recognition standards with a single model unless those contracts are within the scope of other standards (e.g., an insurance entity’s insurance contracts). The revenue recognition principle in ASU 2014-09 is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, new and enhanced disclosures will be required. Companies can adopt the new standard either using the full retrospective approach, a modified retrospective approach with practical expedients, or a cumulative effect upon adoption approach. ASU 2014-09 will become effective for annual and interim reporting periods beginning after December 15, 2016. Early adoption is not permitted. We are currently evaluating the effect of the new revenue recognition guidance.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3—Assets Held For Sale, Sale of Medicare PDP Business and Northeast Business

Assets Held for Sale

On November 2, 2014, we signed a definitive seven-year master services agreement with Cognizant to provide consulting, technology and administrative services to us in the following areas: claims management, membership and benefits configuration, customer contact center services, information technology, quality assurance, appeals and grievance services and non-clinical medical management support. In addition, we have entered into an asset purchase agreement with Cognizant for the sale of certain of our software system assets to Cognizant for $50 million. The transaction, including the related asset purchase (the “Cognizant Transaction”), is expected to close in the first half of 2015, subject to the receipt of required regulatory approvals.

We have determined that the sale of these software system assets constitutes a sale of a business as defined under GAAP, and the requirements to classify these software system assets as held-for-sale were met as of September 30, 2014. Assets held for sale are measured at the lower of carrying value or fair value less cost to sell. Accordingly, we have classified $50.0 million in assets as assets held for sale as of December 31, 2014.

The following table presents the major classes of assets included in this amount (dollars in millions):

	Assets Classified as Held for Sale	Impairment Loss	Assets Held for Sale as of December 31, 2014
Property and equipment, net	$130.2	$(80.2)	$50.0
Goodwill allocated to sale of business	7.0	(7.0)	—

Assets held for sale	$137.2	$(87.2)	$50.0

Other impaired property and equipment, net		$(1.3)

Asset impairment		$(88.5)

In connection with the pending sale, we have assessed the recoverability of goodwill and other long-lived assets, including property and equipment. As a result, in the year ended December 31, 2014, we recorded $87.2 million in asset impairments, including goodwill impairment of $7.0 million (see Note 2) and impairment of property and equipment of $80.2 million (see Note 7). In addition, we recorded an asset impairment of $1.3 million during the year ended December 31, 2014 for internally developed software, bringing our total asset impairment to $88.5 million.

Sale of Medicare PDP Business

On April 1, 2012, our subsidiary Health Net Life Insurance Company (“HNL”) sold substantially all of the assets, properties and rights of HNL used primarily or exclusively in our Medicare PDP business to CVS Caremark for a total purchase price of $248.2 million. In the year ended December 31, 2012, we recognized a $132.8 million pretax gain on the sale of our Medicare PDP business, or $114.8 million net of tax, and this after tax gain was reported as gain on sale of discontinued operation, net of tax.

In connection with the transaction, we were not permitted to offer Medicare PDP plans for one year following the closing, subject to certain exceptions. We continue to provide prescription drug benefits as part of our Medicare Advantage plan offerings.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, we provided Medicare PDP transition-related services to CVS Caremark in connection with the transaction prior to December 31, 2012, and certain transition-related services were provided in 2013. We recognized the value of future transition-related services to be provided under the Asset Purchase Agreement of $12.0 million as deferred revenue at fair value as of April 1, 2012. This deferred revenue was amortized on a straight-line basis over a nine-month period. Revenues and expenses from these transition-related services are reported as part of divested operations and services revenue and expenses (see Notes 2 and 14).

Our revenues related to our Medicare PDP business were $192.1 million for the year ended December 31, 2012. These revenues were excluded from our continuing operating results and included in loss from discontinued operation. Our Medicare PDP business had a pretax loss of $28.8 million for the year ended December 31, 2012. As of December 31, 2012, 2013 and 2014, we had no Medicare stand-alone prescription drug plan members. We had no revenues and no pretax income from the Medicare PDP business for the years ended December 31, 2013 and 2014.

Northeast Sale

On December 11, 2009, we completed the sale of the Acquired Companies to United. As part of the Northeast Sale, we were required to continue to serve the members of the Acquired Companies and provide certain administrative services to United until July 1, 2011 under administrative services agreements, and we were required to provide run-out support services under claims servicing agreements with United, which will be in effect until the last run out claim under the applicable claims servicing agreement has been adjudicated. All revenues and expenses related to the Northeast Sale, including those relating to the administrative services and/or claims servicing agreements and any revenues and expenses related to the run-out, were reported as part of divested operations and services revenue and expenses.

As of December 31, 2012, we had substantially completed the administration and run-out of our divested businesses.

Note 4—Investments

Investments classified as available-for-sale, which consist primarily of debt securities, are stated at fair value. Unrealized gains and losses are excluded from earnings and reported as other comprehensive income, net of income tax effects. The cost of investments sold is determined in accordance with the specific identification method, and realized gains and losses are included in net investment income. We periodically assess our available-for-sale investments for other-than-temporary impairment. Any such other-than-temporary impairment loss is recognized as a realized loss, which is recorded through earnings, if related to credit losses.

During the years ended December 31, 2014 and 2013, we recognized no losses from other-than-temporary impairments of our cash equivalents and available-for-sale investments.

We classified $4.6 million and $59.8 million as investments available-for-sale-noncurrent as of December 31, 2014 and 2013, respectively, because we did not intend to sell and we believed it may take longer than a year for such impaired securities to recover. This classification does not affect the marketability or the valuation of the investments, which are reflected at their market value as of December 31, 2014 and 2013.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2014 and 2013, the amortized cost, gross unrealized holding gains and losses, and fair value of our current investments available-for-sale and our investments available-for-sale-noncurrent, after giving effect to other-than-temporary impairments were as follows:

	2014
	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Carrying Value
	(Dollars in millions)
Current:
Asset-backed securities	$437.2	$2.6	$(1.9)	$437.9
U.S. government and agencies	36.5	—	—	36.5
Obligations of states and other political subdivisions	716.7	17.2	(1.7)	732.2
Corporate debt securities	587.0	2.7	(5.3)	584.4

	$1,777.4	$22.5	$(8.9)	$1,791.0

Noncurrent:
Asset-backed securities	$0.8	$—	$(0.2)	$0.6
Corporate debt securities	4.7	—	(0.7)	4.0

	$5.5	$—	$(0.9)	$4.6

	2013
	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Carrying Value
	(Dollars in millions)
Current:
Asset-backed securities	$394.7	$3.4	$(8.7)	$389.4
U.S. government and agencies	23.7	—	—	23.7
Obligations of states and other political subdivisions	734.3	5.9	(30.3)	709.9
Corporate debt securities	449.8	3.6	(9.4)	444.0

	$1,602.5	$12.9	$(48.4)	$1,567.0

Noncurrent:
Asset-backed securities	$1.3	$—	$(0.2)	$1.1
Obligations of states and other political subdivisions	53.4	—	(6.3)	47.1
Corporate debt securities	13.2	—	(1.6)	11.6

	$67.9	$—	$(8.1)	$59.8

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2014, the contractual maturities of our current investments available-for-sale and our investments available-for-sale-noncurrent were as follows:

	Amortized Cost	Estimated Fair Value
	(Dollars in millions)
Current:
Due in one year or less	$69.4	$69.6
Due after one year through five years	357.5	357.8
Due after five years through ten years	486.3	489.6
Due after ten years	427.0	436.1
Asset-backed securities	437.2	437.9

Total current investments available-for-sale	$1,777.4	$1,791.0

	Amortized Cost	Estimated Fair Value
	(Dollars in millions)
Noncurrent:
Due after one year through five years	1.3	1.1
Due after five years through ten years	3.4	2.9
Asset-backed securities	0.8	0.6

Total noncurrent investments available-for-sale	$5.5	$4.6

Proceeds from sales of investments available-for-sale during 2014 were $441.4 million. Gross realized gains and losses during 2014 totaled $5.7 million and $3.0 million, respectively. Proceeds from sales of investments available-for-sale during 2013 were $696.5 million. Gross realized gains and losses during 2013 totaled $26.4 million and $2.4 million, respectively. Proceeds from sales of investments available-for-sale during 2012 were $1,350.0 million. Gross realized gains and losses during 2012 totaled $37.2 million and $0.5 million, respectively.

The following tables show our investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through December 31, 2014 and December 31, 2013. These investments are interest-yielding debt securities of varying maturities. We have determined that the unrealized loss position for these securities is primarily due to market volatility. Generally, in a rising interest rate environment, the estimated fair value of fixed income securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of fixed income securities would be expected to increase. These securities may also be negatively impacted by illiquidity in the market.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows our current investments’ fair values and gross unrealized losses for individual securities in a continuous loss position as of December 31, 2014:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$149.3	$(0.5)	$112.5	$(1.4)	$261.8	$(1.9)
U.S. government and agencies	20.7	—	—	—	20.7	—
Obligations of states and other political subdivisions	37.3	(0.1)	104.8	(1.6)	142.1	(1.7)
Corporate debt securities	299.1	(3.9)	56.0	(1.4)	355.1	(5.3)

	$506.4	$(4.5)	$273.3	$(4.4)	$779.7	$(8.9)

The following table shows our noncurrent investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through December 31, 2014:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$—	$—	$0.6	$(0.2)	$0.6	$(0.2)
Corporate debt securities	4.0	(0.7)	—	—	4.0	(0.7)

	$4.0	$(0.7)	$0.6	$(0.2)	$4.6	$(0.9)

The following table shows the number of our individual securities-current that have been in a continuous loss position at December 31, 2014:

	Less than 12 Months	12 Months or More	Total
Asset-backed securities	124	51	175
U.S. government and agencies	4	—	4
Obligations of states and other political subdivisions	21	46	67
Corporate debt securities	320	69	389

	469	166	635

The following table shows the number of our individual securities-noncurrent that have been in a continuous loss position through December 31, 2014:

	Less than 12 Months	12 Months or More	Total
Asset-backed securities	—	1	1
Corporate debt securities	9	—	9

	9	1	10

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows our current investments’ fair values and gross unrealized losses for individual securities that have been in a continuous loss position through December 31, 2013:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(Dollars in millions)
Asset-backed securities	$225.3	$(7.9)	$22.5	$(0.8)	$247.8	$(8.7)
U.S. government and agencies	4.0	—	—	—	4.0	—
Obligations of states and other political subdivisions	453.5	(23.5)	79.7	(6.8)	533.2	(30.3)
Corporate debt securities	242.8	(9.0)	6.7	(0.4)	249.5	(9.4)

	$925.6	$(40.4)	$108.9	$(8.0)	$1,034.5	$(48.4)

The following table shows our noncurrent investments’ fair value and gross unrealized losses for our individual securities that have been in a continuous loss position through December 31, 2013:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Asset-backed securities	$0.5	$(0.1)	$0.7	$(0.1)	$1.2	$(0.2)
Obligations of states and other political subdivisions	17.4	(2.2)	29.6	(4.1)	$47.0	$(6.3)
Corporate debt securities	7.5	(0.9)	4.1	(0.7)	$11.6	$(1.6)

	$25.4	$(3.2)	$34.4	$(4.9)	$59.8	$(8.1)

Note 5—Property and Equipment

Property and equipment are comprised of the following as of December 31:

	2014	2013
	(Dollars in millions)
Land	$1.7	$1.7
Leasehold improvements under development	1.5	3.9
Buildings and improvements	55.8	52.4
Furniture, equipment and software	210.5	422.2

	269.5	480.2

Less accumulated depreciation	(185.2)	(278.8)

Property and equipment, net	$84.3	$201.4

In connection with the Cognizant Transaction, we classified certain software system assets as held-for-sale. As of December 31, 2014, we had classified software systems assets with a total net book value of $130.2 million as assets held for sale. See Note 3 for more information regarding assets held for sale and the Cognizant Transaction.

Our depreciation expense was $27.1 million, $35.6 million and $27.9 million for the years ended December 31, 2014, 2013 and 2012, respectively.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6—Financing Arrangements

Revolving Credit Facility

In October 2011, we entered into a $600 million unsecured revolving credit facility due in October 2016, which includes a $400 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swing line loans (which sublimits may be increased in connection with any increase in the credit facility described below). In addition, we have the ability from time to time to increase the credit facility by up to an additional $200 million in the aggregate, subject to the receipt of additional commitments. As of December 31, 2014, $100.0 million was outstanding under our revolving credit facility and the maximum amount available for borrowing under the revolving credit facility was $491.4 million (see “—Letters of Credit” below).

Amounts outstanding under our revolving credit facility bear interest, at the Company’s option, at either (a) the base rate (which is a rate per annum equal to the greatest of (i) the federal funds rate plus one-half of one percent, (ii) Bank of America, N.A.’s “prime rate” and (iii) the Eurodollar Rate (as such term is defined in the credit facility) for a one-month interest period plus one percent) plus an applicable margin ranging from 45 to 105 basis points or (b) the Eurodollar Rate plus an applicable margin ranging from 145 to 205 basis points. The applicable margins are based on our consolidated leverage ratio, as specified in the credit facility, and are subject to adjustment following the Company’s delivery of a compliance certificate for each fiscal quarter.

Our revolving credit facility includes, among other customary terms and conditions, limitations (subject to specified exclusions) on our and our subsidiaries’ ability to incur debt; create liens; engage in certain mergers, consolidations and acquisitions; sell or transfer assets; enter into agreements that restrict the ability to pay dividends or make or repay loans or advances; make investments, loans, and advances; engage in transactions with affiliates; and make dividends. In addition, we are required to be in compliance at the end of each fiscal quarter with a specified consolidated leverage ratio and consolidated fixed charge coverage ratio. As of December 31, 2014, we were in compliance with all covenants under the revolving credit facility.

Our revolving credit facility contains customary events of default, including nonpayment of principal or other amounts when due; breach of covenants; inaccuracy of representations and warranties; cross-default and/or cross-acceleration to other indebtedness of the Company or our subsidiaries in excess of $50 million; certain ERISA-related events; noncompliance by the Company or any of our subsidiaries with any material term or provision of the HMO Regulations or Insurance Regulations (as each such term is defined in the credit facility) in a manner that could reasonably be expected to result in a material adverse effect; certain voluntary and involuntary bankruptcy events; inability to pay debts; undischarged, uninsured judgments greater than $50 million against us and/or our subsidiaries that are not stayed within 60 days; actual or asserted invalidity of any loan document; and a change of control. If an event of default occurs and is continuing under the revolving credit facility, the lenders thereunder may, among other things, terminate their obligations under the facility and require us to repay all amounts owed thereunder.

Letters of Credit

Pursuant to the terms of our revolving credit facility, we can obtain letters of credit in an aggregate amount of $400 million and the maximum amount available for borrowing is reduced by the dollar amount of any outstanding letters of credit. As of December 31, 2014 and 2013, we had outstanding letters of credit of $8.6 million and $7.5 million, respectively, resulting in a maximum amount available for borrowing of $491.4 million and $492.5 million, respectively. As of December 31, 2014 and 2013, no amounts had been drawn on any of these letters of credit.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Notes

In 2007 we issued $400 million in aggregate principal amount of 6.375% Senior Notes due 2017 (“Senior Notes”). The indenture governing the Senior Notes limits our ability to incur certain liens, or consolidate, merge or sell all or substantially all of our assets. In the event of the occurrence of both (1) a change of control of Health Net, Inc. and (2) a below investment grade rating by any two of Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to make an offer to purchase the Senior Notes at a price equal to 101% of the principal amount of the Senior Notes plus accrued and unpaid interest to the date of repurchase. As of December 31, 2014, no default or event of default had occurred under the indenture governing the Senior Notes.

The Senior Notes may be redeemed in whole at any time or in part from time to time, prior to maturity at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Senior Notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the applicable treasury rate plus 30 basis points plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

Each of the following will be an Event of Default under the indenture governing the Senior Notes:

•	failure to pay interest for 30 days after the date payment is due and payable; provided that an extension of an interest payment period by us in accordance with the terms of the Senior Notes shall not constitute a failure to pay interest;

•	failure to pay principal or premium, if any, on any note when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to perform any other covenant or agreement in the notes or indenture for a period of 60 days after notice that performance was required;

•	(A) our failure or the failure of any of our subsidiaries to pay indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50 million, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after notice or (B) acceleration of the maturity of indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $50 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after notice; or

•	events in bankruptcy, insolvency or reorganization of our Company.

Our Senior Notes payable balances were $399.5 million as of December 31, 2014 and $399.3 million as of December 31, 2013.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7—Fair Value Measurements

We record certain assets and liabilities at fair value in the consolidated balance sheets and categorize them based upon the level of judgment associated with the inputs used to measure their fair value and the level of market price observability. We also estimate fair value when the volume and level of activity for the asset or liability have significantly decreased or in those circumstances that indicate when a transaction is not orderly.

Investments measured and reported at fair value using Level inputs are classified and disclosed in one of the following categories:

Level 1—Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 include U.S. Treasury securities and listed equities. We do not adjust the quoted price for these investments, even in situations where we hold a large position and a sale could reasonably impact the quoted price.

Level 2—Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models and/or other valuation methodologies that are based on an income approach. Examples include, but are not limited to, multidimensional relational model, option adjusted spread model, and various matrices. Specific pricing inputs include quoted prices for similar securities in both active and non-active markets, other observable inputs such as interest rates, yield curve volatilities, default rates, and inputs that are derived principally from or corroborated by other observable market data. Investments that are generally included in this category include asset-backed securities, corporate bonds and loans, and state and municipal bonds.

Level 3—Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation using assumptions that market participants would use, including assumptions for risk. Level 3 includes an embedded contractual derivative asset and/or liability held by the Company estimated at fair value. Significant inputs used in the derivative valuation model include the estimated growth in Health Net health care expenditures and estimated growth in national health care expenditures. The growth in these expenditures was modeled using a Monte Carlo simulation approach. Level 3 also includes a state-sponsored health plans settlement account deficit asset estimated at fair value based on the income approach. See Note 2 for additional information on our state-sponsored health plans rate settlement agreement.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present information about our assets and liabilities measured at fair value on a recurring basis at December 31, 2014 and 2013, and indicate the fair value hierarchy of the valuation techniques utilized by us to determine such fair value (dollars in millions):

	Level 1	Level 2- current	Level 2- noncurrent	Level 3	Total
As of December 31, 2014

Assets:
Cash and cash equivalents	$869.1	$—	$—	$—	$869.1

Investments—available-for-sale
Asset-backed debt securities:
Residential mortgage-backed securities	$—	$210.9	$—	$—	$210.9
Commercial mortgage-backed securities	—	145.6	0.6	—	146.2
Other asset-backed securities	—	81.4	—	—	81.4
U.S. government and agencies:
U.S. Treasury securities	36.5	—	—	—	36.5
U.S. Agency securities	—	—	—	—	—
Obligations of states and other political subdivisions	—	732.2	—	—	732.2
Corporate debt securities	—	584.4	4.0	—	588.4

Total investments at fair value	$36.5	$1,754.5	$4.6	$—	$1,795.6

Embedded contractual derivative	—	—	—	10.0	10.0
State-sponsored health plans settlement account deficit	—	—	—	—	—

Total assets at fair value	$905.6	$1,754.5	$4.6	$10.0	$2,674.7

As of December 31, 2014

Liability:
Embedded contractual derivative					$2.6

Total liability at fair value					$2.6

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Level 1	Level 2- current	Level 2- noncurrent	Level 3	Total
As of December 31, 2013

Assets:
Cash and cash equivalents	$433.2	$—	$—	$—	$433.2

Investments—available-for-sale
Asset-backed debt securities:
Residential mortgage-backed securities	$—	$203.5	$0.4	$—	$203.9
Commercial mortgage-backed securities	—	144.1	0.7	—	144.8
Other asset-backed securities	—	41.8	—	—	41.8
U.S. government and agencies:
U.S. Treasury securities	23.7	—	—	—	23.7
U.S. Agency securities	—	—	—	—	—
Obligations of states and other political subdivisions	—	709.9	47.1	—	757.0
Corporate debt securities	—	444.0	11.6	—	455.6

Total investments at fair value	$23.7	$1,543.3	$59.8	$—	$1,626.8

Embedded contractual derivative	—	—	—	7.2	7.2
State-sponsored health plans settlement account deficit	—	—	—	62.9	62.9

Total assets at fair value	$456.9	$1,543.3	$59.8	$70.1	$2,130.1

We had no financial liabilities fair valued on a recurring basis as of December 31, 2013.

We had no transfers between Levels 1 and 2 of financial assets or liabilities that are fair valued on a recurring basis during the years ended December 31, 2014 and 2013. In determining when transfers between levels are recognized, our accounting policy is to recognize the transfers based on the actual date of the event or change in circumstances that caused the transfer.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in the balances of Level 3 financial assets for the years ended December 31, 2014 and 2013 were as follows (dollars in millions):

	Year Ended December 31,
	2014				2013
	Available- For-Sale Investments	Embedded Contractual Derivative	State- Sponsored Health Plans Settlement Account Deficit	Total	Available- For-Sale Investments	Embedded Contractual Derivative	State- Sponsored Health Plans Settlement Account Deficit	Total
Opening balance	$—	$7.2	$62.9	$70.1	$0.2	$11.2	$—	$11.4
Transfers into Level 3	—	—	—	—	—	—	—	—
Transfers out of Level 3	—	—	—	—	—	—	—	—
Total gains or losses for the period:
Realized in net income	—	2.8	(62.9)	(60.1)	—	5.7	62.9	68.6
Unrealized in accumulated other comprehensive income	—	—	—	—	—	—	—	—
Purchases, issues, sales and settlements:
Purchases	—	—	—	—	—	—	—	—
Issues	—	—	—	—	—	—	—	—
Sales	—	—	—	—	(0.2)	—	—	(0.2)
Settlements	—	—	—	—	—	(9.7)	—	(9.7)

Closing balance	$—	$10.0	$—	$10.0	$—	$7.2	$62.9	$70.1

Change in unrealized gains (losses) included in net income for assets held at the end of the reporting period	$—	$—	$—	$—	$—	$—	$—	$—

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The changes in the balance of the Level 3 financial liability for the year ended December 31, 2014 and 2013 were as follows (dollars in millions):

	Year Ended December 31,
	2014	2013
	Embedded Contractual Derivative
Opening balance	$—	$3.2
Transfers into Level 3	—	—
Transfers out of Level 3	—	—
Total gains or losses for the period:
Realized in net income	2.6	(3.2)
Unrealized in accumulated other comprehensive income	—	—
Purchases, issues, sales and settlements:
Purchases	—	—
Issues	—	—
Sales	—	—
Settlements	—	—

Closing balance	$2.6	$—

As of December 31, 2014, we classified certain assets as assets held for sale. These assets held for sale are carried at the lower of carrying value or fair value (see Note 2, under the heading “Goodwill and Other Intangibles,” and Note 3 for additional information). The following table presents information about our assets classified as held for sale as of December 31, 2014, the hierarchy of the valuation techniques utilized by us to determine such fair values and the related impairment loss for the year ended December 31, 2014 (dollars in millions):

	Level 3	Total Asset Impairment for the Year Months Ended December 31, 2014
Property and equipment, net	$50.0	$80.2
Goodwill allocated to sale of business	—	7.0

Assets held for sale	$50.0	$87.2

We had no liabilities fair valued on a non-recurring basis during the year ended December 31, 2014. We had no financial assets or liabilities that were fair valued on a non-recurring basis during the year ended December 31, 2013.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables present quantitative information about Level 3 Fair Value Measurements (dollars in millions):

	Fair Value as of December 31, 2014	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)
Embedded contractual derivative asset	$10.0	Monte Carlo Simulation Approach	Health Net Health Care Expenditures	-0.08%	—	2.74%	(2.02%)
			National Health Care Expenditures	3.45%	—	4.14%	(3.80%)

Embedded contractual derivative liability	$2.6	Monte Carlo Simulation Approach	Health Net Health Care Expenditures	0.79%	—	10.76%	(5.73%)
			National Health Care Expenditures	0.64%	—	8.43%	(4.38%)

Goodwill - Western Region reporting unit	$558.9	Income Approach	Discount Rate	7.5%	—	7.5%	(7.5%)

Assets held for sale	$50.0	Income Approach	Discount Rate	12.0%	—	12.0%	(12.0%)

	Fair Value as of December 31, 2013	Valuation Technique(s)	Unobservable Input	Range (Weighted Average)
Embedded contractual derivative asset	$7.2	Monte Carlo Simulation Approach	Health Net Health Care Expenditures	-3.34%	—	7.34%	(2.20%)
			National Health Care Expenditures	-0.77%	—	9.46%	(3.63%)

Goodwill - Western Region reporting unit	$565.9	Income Approach	Discount Rate	10.0%	—	10.0%	(10.0%)

State-sponsored health plans settlement account deficit	$62.9	Income Approach	Discount Rate	1.135%	—	1.135%	(1.135%)

Valuation policies and procedures are managed by our finance group, which regularly monitors fair value measurements. Fair value measurements, including those categorized within Level 3, are prepared and reviewed on a quarterly basis and any third-party valuations are reviewed for reasonableness and compliance with the Fair Value Measurement Topic of the Accounting Standards Codification. Specifically, we compare prices received from our pricing service to prices reported by the custodian or third-party investment advisers, and we perform a review of the inputs, validating that they are reasonable and observable in the marketplace, if applicable. For our embedded contractual derivative asset and/or liability, we use internal historical and projected health care expenditure data and the national health care expenditures as reflected in the National External Trend Standards, which is published by CMS, to estimate the unobservable inputs. The growth rates in each of these health care expenditures are modeled using the Monte Carlo simulation approach, and the resulting value is discounted to the valuation date. We estimate our recurring

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Level 3 state-sponsored health plans settlement account deficit asset using the income approach based on discounted cash flows. We estimate our non-recurring Level 3 asset and goodwill for our Western Region Operations reporting unit using the income approach based on discounted cash flows. We estimate our non-recurring Level 3 assets held for sale based on a combination of the discounted total consideration expected to be received in connection with the services and asset sale agreements, income approach based on a discounted cash flow methodology, and replacement cost methodology.

The significant unobservable inputs used in the fair value measurement of our embedded contractual derivative are the estimated growth in Health Net health care expenditures and the estimated growth in national health care expenditures. Significant increases (decreases) in the estimated growth in Health Net health care expenditures or decreases (increases) in the estimated growth in national health expenditures would result in a significantly lower (higher) fair value measurement. The significant unobservable input used in the fair value measurement of our state-sponsored health plans settlement account deficit asset is our discount rate. Significant increases (decreases) in the discount rate would result in a significantly lower (higher) fair value measurement.

Note 8—Long-Term Equity Compensation

For the year ended December 31, 2014 the compensation cost that has been charged against income under our various stock option and long-term incentive plans (“the Plans”) was $28.3 million. The total income tax benefit recognized in the income statement for share-based compensation arrangements was $10.9 million (See Note 2).

Stock options and other equity awards, including but not limited to restricted stock, restricted stock units (“RSUs”) and performance share units (“PSUs”) have been granted to certain employees, officers and non-employee directors under the Plans. The grant of a single RSU or PSU under our 2006 Long-Term Incentive Plan reduces the number of shares of common stock available for issuance under that plan by 1.75 shares of common stock. RSUs and PSUs granted under that plan prior to May 21, 2009 reduce the number of shares of common stock available for issuance under the 2006 Long-Term Incentive Plan by two shares of common stock for each award. The grant of an option under the 2006 Long-Term Incentive Plan reduces the number of shares of common stock available for issuance under that plan by one share of common stock.

Stock options are granted with an exercise price at or above the fair market value of the Company’s common stock on the date of grant. Effective May 21, 2009, stock option grants carry a maximum term of seven years, and, in general, stock options and other equity awards vest based on one to four years of continuous service. Stock option grants made prior to May 21, 2009 carry a maximum term of ten years. As of December 31, 2014, there were no outstanding options or awards that had market or performance condition accelerated vesting provisions. Certain stock options and other equity awards provide for accelerated vesting upon the occurrence of a change in control (as defined in the Plans) under the circumstances set forth in the Plans and equity award agreements. At the end of the maximum term, unexercised stock options are set to expire.

PSUs were granted in 2014. These PSUs have a one-year performance period. Vesting of these PSUs is subject to the recipient’s continued employment and these PSUs are earned at 0% or 100% with vesting beginning no earlier than one year after the grant date. The number of shares, if any, to be delivered in connection with these PSUs is dependent upon the Company’s satisfaction of certain performance criteria as outlined in each PSU award agreement.

As of December 31, 2014, we have reserved up to an aggregate of 6.5 million shares of our common stock for issuance under the Plans.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (“Black-Scholes”) based on assumptions, including the risk-free interest rate, expected option term or life, expected volatility, and expected dividend yield, if any. Expected volatilities are based on implied volatilities from traded options

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

on our stock and historical volatility of our stock. We estimated the expected term of options by using historical data to estimate option exercise and employee termination within a lattice-based valuation model. Separate groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The expected term of options granted is derived from a lattice-based option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury Strip yields in effect at the time of grant with maturity dates approximately equal to the expected life of the option at the grant date.

During the years ended December 31, 2014, 2013 and 2012, we made no grants of stock options. The following table provides the total intrinsic value of options exercised during the years ended December 31:

	2014	2013	2012
Total intrinsic value of options exercised	$18,608,206	$3,138,634	$7,418,459

A summary of option activity under our various plans as of December 31, 2014, and changes during the year then ended is presented below:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2014	3,313,356	$31.33
Granted	—	—
Exercised	(1,320,086)	28.52
Forfeited or expired	(41,059)	42.01

Outstanding at December 31, 2014	1,952,211	$33.01	2.02	$40,278,961

Vested or expected to vest at December 31, 2014 (reflecting estimated forfeiture rates effective in 2014)	1,952,045	$33.01	2.02	$40,275,247

Exercisable at December 31, 2014	1,944,500	$33.01	2.01	$40,109,115

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$15.30 – 20.00	139,100	1.51	$15.41	139,100	$15.41
20.01 – 25.00	555,738	2.18	23.09	555,738	23.09
25.01 – 30.00	136,892	2.88	28.14	135,955	28.14
30.01 – 40.00	519,783	2.26	31.96	513,009	31.96
40.01 – 50.00	479,685	1.37	46.58	479,685	46.58
50.01 – 58.07	121,013	2.40	54.95	121,013	54.95

$15.30 – 58.07	1,952,211	2.02	$33.01	1,944,500	$33.01

We have entered into stock option and RSU agreements with certain employees and non-employee directors and PSU agreements with certain employees. Upon vesting and exercise of each stock option and upon vesting of each RSU

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and PSU, holders will have the right to receive one share of common stock. Awards of stock options, RSUs and PSUs are subject to restrictions on transfer and forfeiture prior to vesting. The following table presents the number of stock options, RSUs and PSUs granted during the years ended December 31:

	2014	2013	2012
Options granted	—	—	—
RSUs and PSUs granted	881,338	1,143,881	1,084,532

A summary of RSU and PSU activity under our various plans as of December 31, 2014, and changes during the year then ended is presented below:

	Number of Restricted Stock Units and Performance Share Units	Weighted Average Grant-Date Fair Value	Weighted Average Purchase Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2014	1,838,772	$29.54	$—
Granted	881,338	32.25	—
Vested	(907,072)	29.68	—
Forfeited	(88,743)	30.21	—

Outstanding at December 31, 2014	1,724,295	$30.82	—	0.87	$92,301,511

Expected to vest at December 31, 2014 (reflecting estimated forfeiture rates effective in 2014)	1,649,410	$30.84	$—	0.91	$88,292,899

The fair values of RSUs and PSUs are determined based on the market value of the underlying shares of common stock on the date of grant.

The weighted-average grant-date fair values and aggregate intrinsic values of RSUs and PSUs vested during the years ended December 31, are as follows:

	2014	2013	2012
Weighted-average grant-date fair values of RSUs and PSUs vested	$29.68	$29.43	$38.22
Aggregate intrinsic value of RSUs and PSUs vested (in millions)	$30.5	$18.5	$49.0

Share-based compensation expense recorded for the years ended December 31, is as follows:

	2014	2013	2012
	(Amounts in millions)
Compensation expense - options	$0.6	$3.7	$5.4
Compensation expense - RSUs and PSUs	$27.7	$26.2	$23.5

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2014, the remaining unrecognized compensation costs and the respective weighted-average recognition periods are as follows:

	Non-vested Options	Non-vested RSUs & PSUs
Remaining unrecognized compensation cost (in thousands)	$28	$32,321
Remaining weighted-average period (in years)	0.23	0.93

Under the Plans, employees and non-employee directors may elect for the Company to withhold shares to satisfy minimum statutory federal, state and local tax withholding and/or exercise price obligations, as applicable, arising from the exercise of stock options. For certain other equity awards, the Company has the right to withhold shares to satisfy any tax obligations that may be required to be withheld or paid in connection with such equity award, including any tax obligation arising on the vesting date. During the year ended December 31, 2014, we withheld 0.7 million shares of common stock to satisfy tax withholding and exercise price obligations arising from stock option exercises and the vesting of RSUs and PSUs.

We become entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the stock options, restricted shares, RSUs and PSUs when vesting occurs, the restrictions are released and the shares are issued. Stock options, restricted common stock, RSUs and PSUs are forfeited if the employees terminate their employment prior to vesting, other than in certain limited situations.

Note 9—Capital Stock

As of December 31, 2014, there were 152,451,000 shares of our common stock issued and 74,378,000 shares of common stock held in treasury, resulting in 78,073,000 shares of our common stock outstanding.

Shareholder Rights Plan

On July 27, 2006, our Board of Directors adopted a shareholder rights plan pursuant to a Rights Agreement with Wells Fargo Bank, N.A. (the “Rights Agent”), dated as of July 27, 2006 (the “Rights Agreement”).

In connection with the Rights Agreement, on July 27, 2006, our Board of Directors declared a dividend distribution of one right (a “Right”) for each outstanding share of Common Stock to stockholders of record at the close of business on August 7, 2006 (the “Record Date”). Our Board of Directors also authorized the issuance of one Right for each share of common stock issued after the Record Date and prior to the earliest of the Distribution Date (as defined below) the redemption of the Rights and the expiration of the Rights and, in certain circumstances, after the Distribution Date. Subject to certain exceptions and adjustment as provided in the Rights Agreement, each Right entitles the registered holder to purchase from us one one-thousandth (1/1000th ) of a share of Series A Junior Participating Preferred Stock, par value of $0.001 per share, at a purchase price of $170.00 (the “Purchase Price”). The terms of the Rights are set forth in the Rights Agreement.

Rights will attach to all Common Stock certificates representing shares outstanding and no separate certificates evidencing the Rights will be distributed. Subject to certain exceptions contained in the Rights Agreement, the Rights will separate from the Common Stock upon the earliest of (i) 10 days following the public announcement of any person, together with its affiliates and associates (an Acquiring Person), becoming the beneficial owner of 15% or more of the outstanding Common Stock, (ii) 10 business days following the commencement of a tender or exchange offer that would result in any person, together with its affiliates and associates, becoming the beneficial owner of 15% or more of the outstanding Common Stock or (iii) 10 business days following the determination by our Board of Directors that a person, together with its affiliates and associates, has become the beneficial owner of 10% or more of the Common

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock and that such person is an “Adverse Person,” as defined in the Rights Agreement (the earliest of such dates being called the “Distribution Date”). The Rights Agreement provides that certain passive institutional investors that beneficially own less than 20% of the outstanding shares of the Common Stock shall not be deemed to be Acquiring Persons.

The Rights will first become exercisable on the Distribution Date and will expire at the close of business on July 31, 2016 unless such date is extended or the Rights are earlier redeemed or exchanged by us as described below.

Subject to certain exceptions contained in the Rights Agreement, in the event that any person shall become an Acquiring Person or be declared to be an Adverse Person, then the Rights will “flip-in” and entitle each holder of a Right, other than any Acquiring Person or Adverse Person and such person’s affiliates and associates, to purchase, upon exercise at the then-current exercise price of such Right, that number of shares of Common Stock having a market value of two times such exercise price.

In addition, and subject to certain exceptions contained in the Rights Agreement, in the event that we are acquired in a merger or other business combination in which the Common Stock does not remain outstanding or is changed or 50% of the assets, cash flow or earning power of the Company is sold or otherwise transferred to any other person, the Rights will “flip-over” and entitle each holder of a Right, other than an Acquiring Person or an Adverse Person and such person’s affiliates and associates, to purchase, upon exercise at the then current exercise price of such Right, such number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times such exercise price.

We may redeem the Rights at a price of $0.01 per Right at any time until the earlier of (i) 10 days following the date that any Acquiring Person becomes the beneficial owner of 15% or more of the outstanding Common Stock and (ii) the date the Rights expire. In addition, at any time after a person becomes an Acquiring Person or is determined to be an Adverse Person and prior to such person becoming (together with such person’s affiliates and associates) the beneficial owner of 50% or more of the outstanding Common Stock, at the election of our Board of Directors, the outstanding Rights (other than those beneficially owned by an Acquiring Person, Adverse Person or an affiliate or associate of an Acquiring Person or Adverse Person) may be exchanged, in whole or in part, for shares of Common Stock, or shares of preferred stock of the Company having essentially the same value or economic rights as such shares.

Stock Repurchase Program

On May 2, 2011, our Board of Directors authorized our stock repurchase program pursuant to which a total of $300 million of our outstanding common stock could be repurchased. On March 8, 2012, our Board of Directors approved a $323.7 million increase to our stock repurchase program and on December 16, 2014, our Board of Directors approved another $257.8 million increase to our stock repurchase program. This latest increase, when taken together with the remaining authorization at that time, brought our total authorization up to $400 million.

Subject to the approval of our Board of Directors, we may repurchase our common stock under our stock repurchase program from time to time in privately negotiated transactions, through accelerated stock repurchase programs or open market transactions, including pursuant to a trading plan in accordance with Rules 10b5-1 and 10b-18 of the Securities Exchange Act of 1934, as amended. The timing of any repurchases and the actual number of shares of stock repurchased will depend on a variety of factors, including the stock price, corporate and regulatory requirements, restrictions under the Company’s debt obligations, and other market and economic conditions. Our stock repurchase program may be suspended or discontinued at any time.

During the year ended December 31, 2013, we repurchased 2.7 million shares of our common stock for aggregate consideration of $70.0 million under our stock repurchase program. During the year ended December 31, 2014, we repurchased 3.0 million shares of our common stock for aggregate consideration of $137.8 million under our stock repurchase program. The remaining authorization under our stock repurchase program as of December 31, 2014 was $400.0 million.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 10—Employee Benefit Plans

Defined Contribution Retirement Plans

We and certain of our subsidiaries sponsor defined contribution retirement plans intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). Certain of the plans were amended and restated effective January 1, 2013 to comply with, among other things, Section 415 of the Code, and certain of the plans were further amended in 2014. Participation in the Company’s active plan is available to all employees who meet certain eligibility requirements and elect to participate. Employees may contribute up to the maximum limits allowed by Sections 401(k) and 415 of the Code, with Company contributions based on matching or other formulas. Our expense under these plans totaled $16.3 million, $16.0 million and $16.4 million for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in general and administrative expense in our consolidated statements of operations.

Deferred Compensation Plans

We have a voluntary deferred compensation plan pursuant to which certain management and highly compensated employees are eligible to defer a certain portion of their regular compensation and bonuses (the “Employee Plan”). In addition, we have a voluntary deferred compensation plan pursuant to which the non-employee members of the Health Net, Inc. Board of Directors are eligible to defer a certain portion of their cash retainers, meeting fees and other cash remuneration (the “BOD Plan”). The compensation deferred under these plans is credited with earnings or losses measured by the mirrored rate of return on investments elected by plan participants. These plans are unfunded. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account. The BOD Plan was amended and restated effective December 1, 2009 and the Employee Plan was amended and restated effective January 1, 2010. The plans were amended effective November 18, 2013.

As of December 31, 2014 and 2013, the liability under these plans amounted to $50.6 million and $52.0 million, respectively. These liabilities are included in other noncurrent liabilities on our consolidated balance sheets. Deferred compensation expense is recognized for the amount of earnings or losses credited to participant accounts. Our expense under these plans totaled $1.5 million, $2.8 million and $4.2 million for the years ended December 31, 2014, 2013 and 2012, respectively, and is included in general and administrative expense in our consolidated statements of operations.

Pension and Other Postretirement Benefit Plans

Pension Plans—We have an unfunded non-qualified defined benefit pension plan, the Supplemental Executive Retirement Plan. The plan was amended and restated effective January 1, 2008. This plan is noncontributory and covers key executives as selected by our Board of Directors. Benefits under the plan are based on years of service and level of compensation during the final five years of service.

Postretirement Health and Life Plans—Certain of our subsidiaries sponsor postretirement defined benefit health care and life insurance plans that provide postretirement medical and life insurance benefits to directors, key executives, employees and dependents who meet certain eligibility requirements. The Health Net of California Retiree Medical and Life Benefits Plan is non-contributory for employees retired prior to December 1, 1995 who have attained the age of 62; employees retiring after December 1, 1995 who have attained age 62 contribute from 25% to 100% of the cost of coverage depending upon years of service. The plan was amended in 2008 to vest benefits for eligible associates who were terminated in connection with the Company’s operations strategy. We have two other benefit plans that we have

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

acquired as part of acquisitions made in 1997. One of the plans is frozen and non-contributory, whereas the other plan is contributory by certain participants. Under these plans, we pay a percentage of the costs of medical, dental and vision benefits during retirement. The plans include certain cost-sharing features such as deductibles, co-insurance and maximum annual benefit amounts that vary based principally on years of credited service.

The following table sets forth the plans’ obligations and funded status at December 31:

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
	(Dollars in millions)
Change in benefit obligation:
Benefit obligation, beginning of year	$40.4	$43.4	$24.1	$26.9
Service cost	1.1	1.2	0.3	0.4
Interest cost	1.8	1.6	1.1	1.0
Change in plan provisions	—	—	—	(0.6)
Benefits paid	(1.2)	(1.2)	(1.1)	(0.9)
Actuarial (gain) loss	7.6	(4.6)	4.4	(2.7)

Benefit obligation, end of year	$49.7	$40.4	$28.8	$24.1

Change in fair value of plan assets:
Plan assets, beginning of year	$—	$—	$—	$—
Employer contribution	1.2	1.2	1.1	0.9
Benefits paid	(1.2)	(1.2)	(1.1)	(0.9)

Plan assets, end of year	$—	$—	$—	$—

Underfunded status, end of year	$(49.7)	$(40.4)	$(28.8)	$(24.1)

Amounts recognized in our consolidated balance sheet as of December 31 consist of:

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
	(Dollars in millions)
Noncurrent assets	$—	$—	$—	$—
Current liabilities	(1.7)	(1.7)	(0.9)	(1.1)
Noncurrent liabilities	(48.0)	(38.7)	(27.9)	(23.0)

Net amount recognized	$(49.7)	$(40.4)	$(28.8)	$(24.1)

Amounts recognized in accumulated other comprehensive income as of December 31 consist of:

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
	(Dollars in millions)
Prior service cost	$—	$—	$0.1	$0.3
Net loss (gain)	5.3	0.7	6.1	3.6

	$5.3	$0.7	$6.2	$3.9

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth our plans with an accumulated benefit obligation in excess of plan assets at December 31:

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
	(Dollars in millions)
Projected benefit obligation	$49.7	$40.4	$28.8	$24.1
Accumulated benefit obligation	46.1	37.1	28.8	24.1
Fair value of plan assets	—	—	—	—

Components of net periodic benefit cost recognized in our consolidated statements of operations as general and administrative expense for years ended December 31:

	Pension Benefits			Other Benefits
	2014	2013	2012	2014	2013	2012
	(Dollars in millions)
Service cost	$1.1	$1.2	$1.7	$0.3	$0.4	$0.4
Interest cost	1.8	1.6	1.8	1.1	1.0	1.1
Amortization of prior service cost	—	—	—	0.4	0.1	0.1
Amortization of net loss (gain)	—	0.5	1.2	0.2	1.9	2.9

Net periodic benefit cost	$2.9	$3.3	$4.7	$2.0	$3.4	$4.5

The estimated net (gain) loss and prior service cost for the pension and other postretirement benefit plans that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $2.2 million and $0.4 million, respectively.

All of our pension and other postretirement benefit plans are unfunded. Employer contributions equal benefits paid during the year. Therefore, no return on assets is expected.

Additional Information

	Pension Benefits		Other Benefits
	2014	2013	2014	2013
Assumptions
Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	3.7%	4.5%	3.9%	4.8%
Rate of compensation increase	6.0%	6.0%	3.5%	3.5%

	Pension Benefits			Other Benefits
	2014	2013	2012	2014	2013	2012
Weighted average assumptions used to determine net cost for years ended December 31:
Discount rate	4.5%	3.7%	4.4%	4.8%	4.0%	4.5%
Rate of compensation increase	6.0%	6.0%	5.9%	3.5%	3.5%	3.5%

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The discount rates we used to measure our obligations under our pension and other postretirement plans at December 31, 2014 and 2013 mirror the rate of return expected from high-quality fixed income investments.

	2014	2013
Assumed Health Care Cost Trend Rates at December 31:
Health care cost trend rates assumed for next year	6.5% to 12.8%	7.3% to 16.3%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%
Years that the rate reaches the ultimate trend rate	2024 to 2024	2022 to 2023

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects for the year ended December 31, 2014:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(Dollars in millions)
Effect on total of service and interest cost	$0.2	$(0.2)
Effect on postretirement benefit obligation	$4.7	$(3.8)

Contributions

We expect to contribute $1.7 million to our pension plan and $0.9 million to our postretirement health and life plans throughout 2015. The entire amount expected to be contributed, in the form of cash, to the defined benefit pension and postretirement health and life plans during 2014 is expected to be paid out as benefits during the same year.

Estimated Future Benefit Payments

We estimate that benefit payments related to our pension and postretirement health and life plans over the next ten years will be as follows:

	Pension Benefits	Other Benefits
	(Dollars in millions)
2015	$1.7	$0.9
2016	2.9	1.0
2017	2.9	1.0
2018	2.8	1.1
2019	2.8	1.1
Years 2019—2024	16.7	6.7

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 11—Income Taxes

Continuing Operations

Significant components of the provision for income taxes from continuing operations are as follows for the years ended December 31:

	2014	2013	2012
	(Dollars in millions)
Current tax expense:
Federal	$87.7	$79.0	$(3.4)
State	(15.0)	12.5	(1.2)

Total current tax expense	72.7	91.5	(4.6)
Deferred tax expense (benefit):
Federal	2.4	15.0	11.1
State	(19.0)	(6.4)	(2.2)

Total deferred tax expense (benefit)	(16.6)	8.6	8.9
Interest expense, gross of related tax effects	(1.9)	(0.3)	1.7

Total income tax provision	$54.2	$99.8	$6.0

A reconciliation of the statutory federal income tax rate and the effective income tax rate on income from continuing operations is as follows for the years ended December 31:

	2014	2013	2012
Statutory federal income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal income tax effect	(11.1)	1.5	(6.9)
Valuation allowance (release) against capital losses, net operating losses or tax credits	—	—	(26.5)
Loss on subsidiary stock	(24.9)	—	—
Non-deductible health insurer fee	24.8	—	—
Non-deductible compensation	4.8	3.6	17.7
Tax exempt interest income	(2.9)	(2.4)	(12.7)
Sale of subsidiaries	—	—	1.8
Interest expense	(1.0)	(0.1)	5.3
Lobbying expense	0.6	0.4	3.4
Other, net	1.8	(1.0)	1.8

Effective income tax rate	27.1%	37.0%	18.9%

The effective income tax rate from continuing operations was 27.1%, 37.0% and 18.9% for the years ended December 31, 2014, 2013 and 2012, respectively. For the year ended December 31, 2014, our effective tax rate was impacted by the health insurer fee which became effective under the ACA. Our health insurance industry fee payment of $141.4 million in 2014 was not deductible for federal income tax purposes and in many state jurisdictions. See Note 2, under the heading “Accounting for Certain Provisions of the ACA—Premium-based Fee on Health Insurers” for additional information regarding the health insurance industry fee.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the year ended December 31, 2014, we recorded a $73.7 million tax benefit, net of adjustments to our reserve for uncertain tax benefits, as a result of a worthless stock loss. The loss was incurred with respect to the stock of Health Net of the Northeast, Inc., the former parent company of subsidiaries sold to an affiliate of UnitedHealth Group in 2009. The amount and character of the loss could be challenged by the taxing authorities, and as such, we increased our reserve for uncertain tax positions by $16.4 million related to this transaction. The tax benefit from the stock loss was primarily responsible for reducing our statutory tax rate below the statutory federal tax rate of 35% for the year ended December 31, 2014.

In all periods presented, our effective income tax rate has not been impacted by operations in foreign jurisdictions with varying statutory tax rates. Our health care operations are almost entirely domestic.

Significant components of our deferred tax assets and liabilities as of December 31 are as follows:

	2014	2013
	(Dollars in millions)
DEFERRED TAX ASSETS:
Accrued liabilities	$72.8	$87.8
Accrued compensation and benefits	68.8	67.1
Net operating and capital loss carryforwards	21.6	22.2
Unrealized losses on investments	0.5	16.7
Insurance loss reserves and unearned premiums	13.7	12.7
Deferred gain and revenues	1.3	6.6
Tax credits	10.8	8.8

Deferred tax assets before valuation allowance	189.5	221.9
Valuation allowance	(13.3)	(23.3)

Net deferred tax assets	$176.2	$198.6

DEFERRED TAX LIABILITIES:
Depreciable and amortizable property	$53.0	$77.1
Prepaid expenses	10.7	14.9
Deferred revenue	9.6	13.2
Unrealized gains on investments	5.6	—
Other	6.3	4.0

Deferred tax liabilities	$85.2	$109.2

During 2014, our total valuation allowance decreased by a net $10 million, primarily resulting from the expiration of a $6 million state capital loss carryforward upon which the valuation allowance was based.

For 2014, 2013 and 2012 the income tax benefit realized from share-based award exercises was $8.7 million, $6.1 million and $16.6 million, respectively. Of the tax benefits realized, $1.1 million, $(1.4) million and $5.1 million were allocated to stockholders’ equity in 2014, 2013 and 2012, respectively.

As of December 31, 2014, we had federal and state net operating loss carryforwards of approximately $6.1 million and $270.6 million, respectively. The net operating loss carryforwards expire at various dates through 2034.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Limitations on utilization may apply to all of the federal and state net operating loss carryforwards. Accordingly, valuation allowances have been provided to account for the potential limitations on utilization of these tax benefits. No portion of the 2014 valuation allowance was allocated to reduce goodwill.

We maintain a liability for unrecognized tax benefits that includes the estimated amount of contingent adjustments that may be sustained by taxing authorities upon examination. A reconciliation of the beginning and ending amount of unrecognized tax benefits, exclusive of related interest, is as follows:

	2014	2013	2012
	(Dollars in millions)
Gross unrecognized tax benefits at beginning of year	$55.6	$57.3	$47.1
Increases in unrecognized tax benefits related to the current year	25.5	4.4	2.4
Increases in unrecognized tax benefits related to prior years	—	—	8.0
Decreases in unrecognized tax benefits related to a prior year	(17.5)	(0.2)	(0.2)
Settlements with taxing authorities	—	(1.9)	—
Lapse in statute of limitation for assessment	(2.1)	(4.0)	—

Gross unrecognized tax benefits at end of year	$61.5	$55.6	$57.3

Of the $64.9 million total liability at December 31, 2014 for unrecognized tax benefits, including interest and penalties, approximately $19.6 million would, if recognized, impact the Company’s effective tax rate. The remaining $45.3 million would impact deferred tax assets. Of the $59.3 million total liability at December 31, 2013 for unrecognized tax benefits, including interest and penalties, approximately $9.7 million would, if recognized, impact the Company’s effective tax rate. The remaining $49.6 million would impact deferred tax assets.

We recognized interest and any applicable penalties which could be assessed related to unrecognized tax benefits in income tax provision expense. Accrued interest and penalties are included within the related tax liability in the consolidated balance sheet. During 2014, 2013 and 2012, ($1.9) million, ($0.3) million and $1.7 million, respectively, of interest was recorded as income tax (benefit) provision. We reported interest accruals of $1.8 million, $3.7 million and $4.1 million at December 31, 2014, 2013 and 2012, respectively. Provision expense and accruals for penalties were immaterial in all reporting periods.

We file tax returns in the federal as well as several state tax jurisdictions. As of December 31, 2014, tax years subject to examination in the federal jurisdiction are 2010 and forward. The most significant state tax jurisdiction for us is California, and tax years subject to examination by that jurisdiction are 2010 and forward. Presently we are under examination by various state taxing authorities. We do not believe that any ongoing examination will have a material impact on our consolidated balance sheet and results of operations.

In the next twelve months, it is reasonably possible that our unrecognized tax benefits could decrease by up to $7.2 million due to examination settlements or alternatively increase by up to $2.6 million assuming we are able to utilize certain net operating loss and tax credit carryforwards that are currently subject to uncertainty.

Discontinued Operation

On April 1, 2012, we completed the sale of our Medicare PDP business to CVS Caremark. For the year ended December 31, 2012, we recorded tax expense of $18.0 million net against the gain on sale of discontinued operation. See Note 3 for additional information regarding the sale of our Medicare PDP business. The effective tax rate differs from the federal statutory rate of 35% due primarily to the impact of non-deductible goodwill impairment and a reduction in the valuation allowance against deferred tax assets, which resulted from the utilization of capital loss carryforwards against the gain on the sale of our Medicare PDP business.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the sale, the operating results of our Medicare PDP business have been classified as discontinued operation in our consolidated statements of operations for the year ended December 31, 2012. We recorded a tax benefit of $10.3 million net against the loss from discontinued operation for the year ended December 31, 2012. The effective income tax rates related to income or loss from discontinued operation remained relatively constant throughout 2012 at slightly above the federal statutory tax rate of 35% due to state income taxes. We had no income or loss and no tax expense or benefit for discontinued operation for the years ended December 31, 2013 and 2014.

Note 12—Regulatory Requirements

All of our health plans as well as our insurance subsidiaries (“regulated subsidiaries”) are required to maintain minimum capital standards and certain restricted accounts or assets, in accordance with legal and regulatory requirements. For example, under the Knox-Keene Health Care Service Plan Act of 1975, as amended, our California health plans are regulated by the California Department of Managed Health Care (“DMHC”) and must comply with certain minimum capital or tangible net equity requirements. Our non-California health plans as well as our insurance subsidiaries must comply with their respective state’s minimum regulatory capital requirements. As necessary, we make contributions to and issue standby letters of credit on behalf of our regulated subsidiaries to meet risk based capital (“RBC”) or other statutory capital requirements under various state laws and regulations, and to meet the capital standards of credit rating agencies. In addition, in California and in certain other jurisdictions, our regulated subsidiaries are required to maintain minimum investment amounts for the restricted use of the regulators in certain limited circumstances. See the “Restricted Assets” section in Note 2 for additional information.

Certain of our subsidiaries report their accounts in conformity with accounting practices prescribed or permitted by state insurance regulatory authorities, or statutory accounting. These subsidiaries are domiciled in various jurisdictions and prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the respective jurisdictions’ insurance regulators. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners (“NAIC”) as well as state laws, regulations and general administrative rules. The NAIC has developed a codified version of the statutory accounting principles, designed to foster more consistency among the states for accounting guidelines and reporting.

Statutory reporting varies in certain respects from GAAP. Typical differences of statutory reporting as compared to GAAP reporting are the reporting of fixed maturity securities at amortized cost, not recognizing certain assets including those that are non-admitted for statutory purposes and certain reporting classifications. Statutory-basis capital and surplus of our health plan subsidiaries was $188.5 million and $138.6 million at December 31, 2014 and 2013, respectively. Statutory-basis net (loss) income of our health plan subsidiaries was approximately $(130.5) million, $(158,000) and $44,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

Our subsidiaries that are regulated by DMHC report their accounts in conformity with GAAP. GAAP equity of our DMHC regulated subsidiaries was $1.3 billion and $1.2 billion at December 31, 2014 and 2013, respectively. GAAP net income of our DMHC regulated subsidiaries was $202.3 million, $140.7 million and $122.1 million for the years ended December 31, 2014, 2013 and 2012, respectively. We are a holding company and, therefore, our ability to pay dividends depends on distributions received from our subsidiaries, which are subject to regulatory capital requirements and other requirements of state law and regulation. As a result of these regulatory capital requirements and other requirements of state law and regulation, certain regulated subsidiaries are subject to restrictions on their ability to make dividend payments, loans or other transfers of cash to us, or their ability to do so is conditioned upon prior regulatory approval or non-objection. Such restrictions, unless amended or waived, limit the use of any cash generated

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

by these subsidiaries to pay our obligations or make dividends. The maximum amount of dividends that can be paid by the regulated subsidiaries to us without prior approval of the state regulatory authorities is subject to restrictions relating to statutory surplus, statutory income and tangible net equity. See Note 6 for further discussion of restrictions on our ability to pay dividends to our stockholders that are contained in our revolving credit facility.

Based on operations as of December 31, 2014, the amount of statutory capital and surplus or net worth of our regulated subsidiaries necessary to satisfy regulatory requirements was $487.0 million in the aggregate. As of December 31, 2014, the amount of capital and surplus or net worth that was unavailable for the payment of dividends or return of capital to us was approximately $487.0 million in the aggregate. As of December 31, 2014, the amount of restricted net assets of our regulated subsidiaries was approximately $119.2 million in the aggregate. Management believes that as of December 31, 2014 all of our active regulated subsidiaries met their respective regulatory requirements relating to maintenance of minimum capital standards and restricted accounts or assets in all material respects.

Note 13—Commitments and Contingencies

Legal Proceedings

Overview

We record reserves and accrue costs for certain legal proceedings and regulatory matters to the extent that we determine an unfavorable outcome is probable and the amount of the loss can be reasonably estimated. While such reserves and accrued costs reflect our best estimate of the probable loss for such matters, our recorded amounts may differ materially from the actual amount of any such losses. In some cases, no estimate of the possible loss or range of loss in excess of amounts accrued, if any, can be made because of the inherently unpredictable nature of legal and regulatory proceedings, which may be exacerbated by various factors, including but not limited to that they may involve indeterminate claims for monetary damages or may involve fines, penalties or punitive damages; present novel legal theories or legal uncertainties; involve disputed facts; represent a shift in regulatory policy; involve a large number of parties, claimants or regulatory bodies; are in the early stages of the proceedings; involve a number of separate proceedings, each with a wide range of potential outcomes; or result in a change of business practices. Further, there may be various levels of judicial review available to the Company in connection with any such proceeding in the event damages are awarded or a fine or penalty is assessed. As of the date of this report, amounts accrued for legal proceedings and regulatory matters were not material. However, it is possible that in a particular quarter or annual period our financial condition, results of operations, cash flow and/or liquidity could be materially adversely affected by an ultimate unfavorable resolution of or development in legal and/or regulatory proceedings, including those described below in this Note 13 under the heading “Military and Family Life Counseling Program Putative Class and Collective Actions,” depending, in part, upon our financial condition, results of operations, cash flow or liquidity in such period, and our reputation may be adversely affected. Except for the regulatory and legal proceedings discussed in this Note 13 under the heading “Military and Family Life Counseling Program Putative Class and Collective Actions,” management believes that the ultimate outcome of any of the regulatory and legal proceedings that are currently pending against us should not have a material adverse effect on our financial condition, results of operations, cash flow and liquidity.

Military and Family Life Counseling Program Putative Class and Collective Actions

We are a defendant in three related litigation matters pending in the United States District Court for the Northern District of California (the “Northern District of California”) relating to the independent contractor classification of counselors (“MFLCs”) who contracted with our subsidiary, MHN Government Services, Inc. (“MHNGS”), to provide short-term, non-medical counseling at U.S. military installations throughout the country under our Military and Family Life Counseling (formerly Military and Family Life Consultants) program.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 14, 2011, two former MFLCs filed a putative class action in the Superior Court of the State of Washington for Pierce County against Health Net, Inc., MHNGS, and MHN Services d/b/a MHN Services Corporation (also a subsidiary), on behalf of themselves and a proposed class of current and former MFLCs who have performed services as independent contractors in the state of Washington from June 14, 2008 to the present. Plaintiffs claim that MFLCs were misclassified as independent contractors under Washington law and are entitled to the wages and overtime pay that they would have received had they been classified as non-exempt employees. Plaintiffs seek unpaid wages, overtime pay, statutory penalties, attorneys’ fees and interest. We moved to compel the case to arbitration, and the court denied the motion on September 30, 2011. We appealed the decision. The Washington Supreme Court affirmed the trial court’s decision on August 15, 2013. On February 26, 2014, we removed this case to the United States District Court for the Western District of Washington, pursuant to the Class Action Fairness Act.

On May 15, 2012, the same two MFLCs who filed the Washington action, as well as 12 other named plaintiffs, filed a proposed collective action lawsuit against the same defendants in the United States District Court for the Western District of Washington on behalf of themselves and other current and former MFLCs who have performed services as independent contractors nationwide from May 15, 2009 to the present. They allege misclassification under the federal Fair Labor Standards Act (“FLSA”) and seek unpaid wages, unpaid benefits, overtime pay, statutory penalties, attorneys’ fees and interest. They also seek penalties under California Labor Code section 226.8. The court has since transferred the case to the Northern District of California to relate it to a virtually identical suit filed on October 2, 2012 against MHNGS and Managed Health Network, Inc. (“MHN”) (also a subsidiary).

The third October 2012 suit alleges misclassification under the FLSA on behalf of a nationwide class, as well under several state laws on behalf of MFLCs who worked in California, New Mexico, Hawaii, Kentucky, New York, Nevada, and North Carolina. On October 24, 2013, the parties agreed to toll the statutes of limitations for overtime violations in the following states: Alaska, Colorado, Illinois, Maine, Maryland, Massachusetts, Montana, New Jersey, North Dakota, Ohio, and Pennsylvania.

On November 1, 2012, we moved to compel arbitration in the Northern District of California, and the court denied the motion on April 3, 2013. We noticed our appeal of that decision to the United States Court of Appeals for the Ninth Circuit on April 8, 2013. On April 25, 2013, the district court granted Plaintiffs’ motion for conditional FLSA collective action certification to allow notice to be sent to the FLSA collective action members. The court stayed all other proceedings pending an outcome in the Ninth Circuit appeal. On December 17, 2014, a divided (2-1) Ninth Circuit panel affirmed the district court’s decision denying our motion to compel arbitration. On January 14, 2015, we petitioned for rehearing en banc, and the Ninth Circuit denied the petition on February 9, 2015. On February 13, 2015, the Ninth Circuit granted our motion to stay the proceedings, and the proceedings will remain stayed until the final disposition by the U.S. Supreme Court of our petition for a writ of certiorari.

On March 28, 2014, the original Washington case was transferred to the Northern District of California to relate it to the two FLSA suits pending there. On April 11, 2014, we moved to stay the suit pending the Ninth Circuit appeal. We also filed two alternative motions seeking an order to either compel the case to arbitration or dismiss Plaintiffs’ class claims and California Labor Code section 226.8 claims. On June 3, 2014, the court granted our motion to stay, and denied the later alternative motions without prejudice to renewal after the stay is lifted.

We intend to vigorously defend ourselves against these claims; however, these proceedings are subject to many uncertainties.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Miscellaneous Proceedings

In the ordinary course of our business operations, we are subject to periodic reviews, investigations and audits by various federal and state regulatory agencies, including, without limitation, CMS, DMHC, the Office of Civil Rights of HHS and state departments of insurance, with respect to our compliance with a wide variety of rules and regulations applicable to our business, including, without limitation, the Health Insurance Portability and Accountability Act of 1996, rules relating to pre-authorization penalties, payment of out-of-network claims, timely review of grievances and appeals, and timely and accurate payment of claims, any one of which may result in remediation of certain claims, contract termination, the loss of licensure or the right to participate in certain programs, and the assessment of regulatory fines or penalties, which could be substantial. From time to time, we receive subpoenas and other requests for information from, and are subject to investigations by, such regulatory agencies, as well as from state attorneys general. There also continues to be heightened review by regulatory authorities of, and increased litigation regarding, the health care industry’s business practices, including, without limitation, information privacy, premium rate increases, utilization management, appeal and grievance processing, rescission of insurance coverage and claims payment practices.

In addition, in the ordinary course of our business operations, we are party to various other legal proceedings, including, without limitation, litigation arising out of our general business activities, such as contract disputes, employment litigation, wage and hour claims, including, without limitation, cases involving allegations of misclassification of employees and/or failure to pay for off-the-clock work, real estate and intellectual property claims, claims brought by members or providers seeking coverage or additional reimbursement for services allegedly rendered to our members, but which allegedly were denied, underpaid, not timely paid or not paid, and claims arising out of the acquisition or divestiture of various business units or other assets. We also are subject to claims relating to the performance of contractual obligations to providers, members, employer groups and others, including the alleged failure to properly pay claims and challenges to the manner in which we process claims, and claims alleging that we have engaged in unfair business practices. In addition, we are subject to claims relating to information security incidents and breaches, reinsurance agreements, rescission of coverage and other types of insurance coverage obligations and claims relating to the insurance industry in general. In our role as a federal and state government contractor, we are, and may be in the future, subject to qui tam litigation brought by individuals who seek to sue on behalf of the government for violations of, among other things, state and federal false claims laws. We are, and may be in the future, subject to class action lawsuits brought against various managed care organizations and other class action lawsuits.

We intend to vigorously defend ourselves against the miscellaneous legal and regulatory proceedings to which we are currently a party; however, these proceedings are subject to many uncertainties. In some of the cases pending against us, substantial non-economic or punitive damages are being sought.

Potential Settlements

We regularly evaluate legal proceedings and regulatory matters pending against us, including those described above in this Note 13, to determine if settlement of such matters would be in the best interests of the Company and its stockholders. The costs associated with any settlement of the various legal proceedings and regulatory matters to which we are or may be subject from time to time, including those described above in this Note 13, could be substantial and, in certain cases, could result in a significant earnings charge or impact on our cash flow in any particular quarter in which we enter into a settlement agreement and could have a material adverse effect on our financial condition, results of operations, cash flow and/or liquidity and may affect our reputation.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Operating Leases and Long-Term Purchase Obligations

Operating Leases

We lease administrative office space throughout the country under various operating leases. Certain leases contain renewal options and rent escalation clauses. Certain leases are cancelable with substantial penalties.

We lease office space in multiple locations in Shelton, Connecticut under operating lease agreements for remaining terms ranging from two to three years. We began monitoring these leases for impairment after the Northeast Sale in December 2009 although we remained in these sites to conduct related transition work. In December 2012 after vacating these sites, we recorded a lease impairment totaling $7.4 million in our divested operations and services expenses. The lease impairment amount represented the fair value of future lease obligations discounted using a credit adjusted risk-free interest rate of 3.26%.

We lease an office space in Woodland Hills, California that is used for operations in our Western Region Operations and Government Contracts reportable segments under an operating lease agreement. In 2014, we extended the lease agreement through December 31, 2017 and it does not provide for complete cancellation rights. As of December 31, 2014, the total future minimum lease commitments under the lease were approximately $8.8 million.

We lease an office space in Woodland Hills, California for our California health plan under an operating lease agreement. The lease expires on December 31, 2021 and it contains provisions for full or partial termination under certain circumstances with substantial consideration payable to the landlord. As of December 31, 2014, the total future minimum lease commitments under this lease were approximately $83.9 million.

Long-Term Purchase Obligations

We have entered into long-term agreements to purchase various services, which may contain certain termination provisions and have remaining terms in excess of one year as of December 31, 2014.

We have entered into long-term agreements to receive services related to disease management, case management, wellness, pharmacy benefit management, pharmacy claims processing services and health quality/risk scoring enhancement services with external third-party service providers. As of December 31, 2014, the remaining terms were approximately from one to two years for these contracts, and termination of these agreements is subject to certain termination provisions. As of December 31, 2014, the total estimated future commitments under these agreements were $122.1 million.

We have entered into an agreement with International Business Machines Corporation (“IBM”) to outsource our IT infrastructure management services including data center services, IT security management and help desk support. In 2014, we extended the agreement, and as of December 31, 2014, the remaining term of this contract was approximately one year, and the total estimated future commitments under the agreement were approximately $101.2 million.

We have entered into an agreement with Cognizant Technology Solutions U.S. Corporation (“Cognizant”) to outsource our software applications development and management activities to Cognizant. Under the terms of the agreement, Cognizant, among other things, provides us with services including the following: application development, testing and monitoring services, application maintenance and support services, project management services and cross functional services. In 2014, we extended the agreement, and as of December 31, 2014, the remaining term of this contract was approximately four years, and the total estimated future commitments under the agreement were approximately $288.1 million.

We have also entered into another agreement with Cognizant to outsource a substantial portion of our claims processing activities to Cognizant. Under the terms of the agreement, Cognizant, among other things, provides us with claims adjudication, adjustment, audit and process improvement services. As of December 31, 2014, the remaining term of this contract was approximately two years, and the total estimated future commitments under the agreement were approximately $25.4 million.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We have also entered into contracts with our health care providers and facilities, the federal government, other IT service companies and other parties within the normal course of our business for the purpose of providing health care services. Certain of these contracts are cancelable with substantial penalties.

As of December 31, 2014, future minimum commitments for operating leases and long-term purchase obligations for the years ending December 31 are as follows:

	Operating Leases	Long-Term Purchase Obligations
	(Dollars in millions)
2015	$55.5	$314.4
2016	49.8	244.1
2017	38.2	110.8
2018	26.1	77.6
2019	21.3	—
Thereafter	46.5	—

Total minimum commitments	$237.4	$746.9

Lease expense totaled $44.8 million, $45.1 million and $47.8 million for the years ended December 31, 2014, 2013 and 2012, respectively. Long-term purchase obligation expenses totaled $250.2 million, $217.2 million and $214.9 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Surety Bonds

Under our Arizona Medicaid contract with the AHCCCS, we are required to provide a financial guarantee for the payment of claims. We have elected to satisfy the financial guarantee by purchasing a performance bond. The bond requirement is based on the expected monthly capitation to be received from the state of Arizona. The estimated calculation is based on historical capitation rates applied to forecasted membership and adjusted on an as needed basis during the year. As of December 31, 2014, the performance bond amount was $24 million. It was increased to $28 million effective January 1, 2015.

Under this performance bond if we were to fail to pay claims, the issuers of the performance bond would make payments in an amount required by the AHCCCS up to the bond amount. We would, in turn, be responsible for reimbursing the issuing insurance carrier for any payments it made on our behalf. To the extent the Company incurs liabilities as a result of the arrangements under the performance bond, such liabilities would be included on the Company’s consolidated balance sheet.

At this time, we do not believe we will be required to fund or draw down any amounts related to the performance bond. Accordingly, no liability related to the performance bond has been recognized in the Company’s financial statements as of December 31, 2014.

Note 14—Segment Information

Our reportable segments are comprised of Western Region Operations and Government Contracts. Effective January 1, 2013, we closed out our Divested Operations and Services segment as discussed below. Our Western Region Operations reportable segment includes the operations of our commercial, Medicare, Medicaid and dual eligibles health plans, our health and life insurance companies, our pharmaceutical services subsidiaries and certain operations of our behavioral health subsidiaries. These operations are conducted primarily in California, Arizona, Oregon and

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Washington. As a result of the classification of our Medicare PDP business as discontinued operations, our Western Region Operations reportable segment excludes the operating results of our Medicare PDP business for the year ended December 31, 2012. Our Government Contracts reportable segment includes government-sponsored managed care and administrative services contracts through the TRICARE program, the Department of Defense MFLC program, the VA’s PC3 Program and certain other health care-related government contracts. For the year ended December 31, 2012, our Divested Operations and Services reportable segment included the run-out of our Northeast business that was sold in the Northeast Sale on December 11, 2009 and transition-related revenues and expenses of our Medicare PDP business that was sold on April 1, 2012. As of December 31, 2012, we had substantially completed the administration and run-out of our divested businesses. See Note 3 for more information regarding the sale of our Medicare PDP business and the Northeast Sale. In connection with the Cognizant Transaction, we reviewed our reportable segments and determined that no changes to our reportable segments were necessary. See Note 3 for additional information regarding the Cognizant Transaction.

The financial results of our reportable segments are reviewed on a monthly basis by our chief operating decision maker (“CODM”). We continuously monitor our reportable segments to ensure that they reflect how our CODM manages our company.

We evaluate performance and allocate resources based on segment pretax income. Our assets are managed centrally and viewed by our CODM on consolidated basis; therefore, they are not allocated to our segments and our segments are not evaluated for performance based on assets. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies (see Note 2), except that intersegment transactions are not eliminated. We include investment income, administrative services fees and other income and expenses associated with our corporate shared services and other costs in determining our Western Region Operations and Divested Operations and Services reportable segments’ pretax income to reflect the fact that these revenues and expenses are primarily used to support our Western Region Operations and Divested Operations and Services.

We also have a Corporate/Other segment that is not a business operating segment. It is added to our reportable segments to provide a reconciliation to our consolidated results. The Corporate/Other segment includes costs that are excluded from the calculation of segment pretax income because they are not managed within the segments and are not directly identified with a particular operating segment. Accordingly, these costs are not included in the performance evaluation of our reportable segments by our CODM. In addition, certain charges, including but not limited to those related to our continuing efforts to address scale issues, as well as asset impairments, are reported as part of Corporate/Other.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Presented below are segment data for the three years ended December 31, 2014, 2013 and 2012.

2014

	Western Region Operations	Government Contracts	Corporate/Other/ Eliminations	Total
	(Dollars in millions)
Revenues from external sources	$13,361.2	$604.0	$—	$13,965.2
Intersegment revenues	12.4	—	(12.4)	—
Net investment income	45.2	—	—	45.2
Administrative services fees and other income	(1.7)	—	—	(1.7)
Interest expense	31.4	—	—	31.4
Depreciation and amortization	29.7	—	0.1	29.8
Share-based compensation expense	25.0	3.3	—	28.3
Segment pretax income (loss)	315.6	69.5	(185.3)	199.8

2013

	Western Region Operations	Government Contracts	Corporate/Other/ Eliminations	Total
	(Dollars in millions)
Revenues from external sources	$10,377.1	$572.3	$—	$10,949.4
Intersegment revenues	11.1	—	(11.1)	—
Net investment income	69.6	—	—	69.6
Administrative services fees and other income	34.8	—	—	34.8
Interest expense	32.6	—	—	32.6
Depreciation and amortization	38.6	—	—	38.6
Share-based compensation expense	26.1	3.8	—	29.9
Segment pretax income (loss)	207.5	74.5	(12.0)	270.0

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

2012

	Western Region Operations	Government Contracts	Divested Operations and Services	Corporate/Other/ Eliminations	Total
	(Dollars in millions)
Revenues from external sources	$10,459.1	$689.1	$—	$—	$11,148.2
Intersegment revenues	11.0	—	—	(11.0)	—
Net investment income	82.4	—	—	—	82.4
Administrative services fees and other income	18.0	—	—	—	18.0
Divested operations and services revenue	—	—	40.5	—	40.5
Interest expense	33.2	—	—	—	33.2
Depreciation and amortization	31.1	—	—	—	31.1
Share-based compensation expense	24.1	4.2	0.6	—	28.9
Segment pretax income (loss)	29.2	89.9	(45.4)	(42.0)	31.7

Our health plan services premium revenue by line of business is as follows:

	Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Commercial premium revenue	$5,443.1	$5,175.4	5,705.5
Medicare premium revenue	3,044.3	2,771.4	2,790.5
Medicaid premium revenue	4,755.9	2,430.3	1,963.1
Dual Eligibles premium revenue	117.9	—	—

Total health plan services premiums	$13,361.2	$10,377.1	$10,459.1

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 15—Reserves for Claims and Other Settlements

Reserves for claims and other settlements include reserves for claims (IBNR claims and received but unprocessed claims), and other liabilities including capitation payable, shared risk settlements, provider disputes, provider incentives and other reserves for our health plan services. The table below provides a reconciliation of changes in reserve for claims for the years ended December 31, 2014, 2013 and 2012.

	Health Plan Services Year Ended December 31,
	2014	2013	2012
	(Dollars in millions)
Reserve for claims (a), beginning of period	$807.4	$808.7	$720.8
Incurred claims related to:
Current year (f)	5,613.0	4,666.0	4,950.9
Prior years (c)	(14.6)	(56.2)	34.5

Total incurred (b)	5,598.4	4,609.8	4,985.4

Paid claims related to:
Current year	4,443.2	3,872.5	4,156.6
Prior years	776.3	738.6	740.9

Total paid (b)	5,219.5	4,611.1	4,897.5

Reserve for claims (a), end of period	1,186.3	807.4	808.7
Add:
Claims and claims-related payable (d)	175.4	67.0	91.6
Other (e)	534.3	109.7	137.7

Reserves for claims and other settlements, end of period	$1,896.0	$984.1	$1,038.0

(a)	Consists of IBNR claims and received but unprocessed claims and reserves for loss adjustment expenses.
(b)	Includes medical claims only. Capitation, pharmacy and other payments (including, for example, provider settlements) are not included.
(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. The net favorable development related to prior years that was recorded in the year ended December 31, 2014 consisted of $36.6 million in unfavorable prior year development primarily due to unanticipated benefit utilization in our commercial business arising from dates of service in the fourth quarter of 2013 as a result of an uncertain environment related to the ACA and a release of $51.2 million of the provision for adverse deviation held at December 31, 2013. The favorable development related to prior years that was recorded in the year ended December 31, 2013 resulted from claims being settled for amounts less than originally estimated. In 2013, this was primarily due to the absence of moderately adverse conditions. The favorable developments related to prior years that were recorded in 2014 and 2013 do not directly correspond to an increase in our operating results for those periods because any favorable prior period reserve development increases current period net income only to the extent that the current period provision for adverse deviation (see footnote (f)) is less than the benefit recognized from the prior period favorable development. The unfavorable development in estimated prior years’ health care costs for 2012 primarily resulted from significant delays in claims submissions for the fourth quarter of 2011 arising from issues related to a new billing format required by HIPAA combined with an unanticipated flattening of commercial trends. See Note 2 under the heading “Health Plan Services Health Care Cost” for more information.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d)	Includes claims payable, provider dispute reserve, and other claims-related liabilities.
(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.
(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $77.7 million, $53.4 million and $53.4 million as of December 31, 2014, 2013 and 2012, respectively; the increase in the provision for adverse deviation from December 31, 2013 to December 31, 2014 was primarily driven by growth in our new products offered or programs administered under the ACA.

The following table shows the Company’s health plan services expenses for the years ended December 31:

	Health Plan Services
	2014	2013	2012
	(Dollars in millions)
Total incurred fee for service claims	$5,598.4	$4,609.8	$4,985.4
Capitated expenses and shared risk	4,256.8	3,108.0	3,128.1
Pharmacy and other	1,452.6	1,168.7	1,202.8

Health plan services	$11,307.8	$8,886.5	$9,316.3

For the years ended December 31, 2014, 2013 and 2012, the Company’s capitated, shared risk, pharmacy and other expenses represented 50%, 48% and 46%, respectively, of the Company’s total health plan services.

HEALTH NET, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16—Quarterly Information (Unaudited)

The following interim financial information presents the 2014 and 2013 results of operations on a quarterly basis:

2014

	March 31		June 30		September 30		December 31
	(Dollars in millions, except per share data)
Total revenues	$3,038.9		$3,421.4		$3,789.9		$3,758.4
Health plan services costs	2,402.3		2,763.2		3,104.0		3,038.2
Government contracts costs	132.0		133.2		124.4		147.1
Income from continuing operations before income taxes	62.0	(1)	98.8	(2)	22.7	(4)(5)	16.3	(6)(7)
Net income (loss)	28.8	(1)	120.9	(2)(3)	(8.9	)(4)(5)	4.9	(6)(7)
Basic earnings (loss) per share	$0.36		$1.51		$(0.11)		$0.06
Diluted earnings (loss) per share (8)	$0.36		$1.49		$(0.11)		$0.06

(1)	Includes $36.3 million amortization of deferred costs of health insurer’s fee and $22.5 million in other ACA fees.
(2)	Includes $37.8 million amortization of deferred costs of health insurer’s fee and $22.5 million in other ACA fees.
(3)	Includes tax benefit of $72.6 million, net of adjustments, as a result of a loss on the stock of one of our subsidiaries.
(4)	Includes $84.7 million pretax asset impairment related to our assets held for sale in connection with the Cognizant Transaction and $21.1 million in pretax expenses primarily related to the Cognizant transaction.
(5)	Includes $31.9 million amortization of deferred costs of health insurer’s fee and $26.6 million in other ACA fees.
(6)	Includes $3.8 million pretax asset impairment primarily related to our assets held for sale in connection with the Cognizant Transaction and $68.3 million in pretax expenses primarily related to the Cognizant Transaction.
(7)	Includes $35.4 million amortization of deferred costs of health insurer’s fee and $25.8 million in other ACA fees.
(8)	The sum of the quarterly amounts may not equal the year-to-date amounts due to rounding.

2013

	March 31		June 30		September 30		December 31
	(Dollars in millions, except per share data)
Total revenues	$2,797.0		$2,738.4		$2,775.0		$2,743.2
Health plan services costs	2,268.7		2,191.9		2,196.6		2,229.3
Government contracts costs	125.5		127.4		125.3		124.7
Income from continuing operations before income taxes	81.3		52.0		108.6		28.0
Net income	50.1	(1)	33.5	(2)	66.8	(3)	19.8
Basic earnings per share	$0.63		$0.42		$0.84		$0.25
Diluted earnings per share (4)	$0.62		$0.42		$0.83		$0.25

(1)	Includes $42.2 million of Medicaid premium revenue as a result of Medicaid/Medi-Cal retroactive rate adjustments related to 2011 and 2012.
(2)	Includes a $12.9 million in pretax costs related to continuing efforts to address scale issues.
(3)	Includes $32.1 million of Medicaid premium revenue as a result of Medicaid/Medi-Cal retroactive rate adjustments for periods prior to 2013.
(4)	The sum of the quarterly amounts may not equal the year-to-date amounts due to rounding.